Exhibit 10.5

BRIDGE TERM LOAN CREDIT AGREEMENT

dated as of

April 1, 2020

among

T-MOBILE USA, INC.,

THE LENDERS PARTY HERETO

and

GOLDMAN SACHS BANK USA,

as Administrative Agent,

and

BARCLAYS BANK PLC, CREDIT SUISSE LOAN FUNDING LLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC. and RBC CAPITAL MARKETS1,

as Joint Lead Arrangers, Joint Lead Bookrunners and Syndication Agents,

and

BNP PARIBAS SECURITIES CORP., COMMERZBANK AG, NEW YORK BRANCH, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, TD SECURITIES (USA) LLC and WELLS FARGO SECURITIES, LLC,

as Bookrunners,

and

BANCO SANTANDER, S.A., NEW YORK BRANCH, SOCIETE GENERALE, SUNTRUST ROBINSON HUMPHREY, INC., NATWEST MARKETS PLC and U.S. BANK NATIONAL ASSOCIATION,

as Co-Managers

1 RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	52
1.3	Classification of Loans and Borrowings	53
1.4	Accounting Terms; GAAP	53
1.5	Pro Forma Calculations; Certain Calculations and Tests	54
1.6	Classification of Permitted Items	55
1.7	Rounding	55
1.8	Timing of Payment or Performance	55
1.9	Currency Equivalents Generally	55
1.10	LIBOR Replacement	55

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS		57
2.1	Commitments	57
2.2	Procedure for Borrowing Loans	57
2.3	Repayment of Loans	57
2.4	[Reserved]	57
2.5	Loans and Borrowings	57
2.6	[Reserved]	58
2.7	[Reserved]	58
2.8	Funding of Borrowings	58
2.9	Interest Elections	58
2.10	Termination of Commitments	59
2.11	Evidence of Debt	59
2.12	Prepayment of Loans	60
2.13	Fees	62
2.14	Mandatory Prepayments	63
2.15	Interest	64
2.16	Alternate Rate of Interest	65
2.17	Increased Costs	65
2.18	Break Funding Payments	66
2.19	Taxes	67
2.20	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	70
2.21	Mitigation Obligations; Replacement of Lenders	72
2.22	Defaulting Lenders	73
2.23	Extension of Maturity Date	73
2.24	Illegality	74

SECTION 3. REPRESENTATIONS AND WARRANTIES		74
3.1	Financial Condition	74
3.2	No Change	75
3.3	Corporate Existence; Compliance with Law	75
3.4	Power; Authorization; Enforceable Obligations	75
3.5	No Legal Bar	76
3.6	Litigation	76

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3.7	No Default	76
3.8	Ownership of Property; Liens	76
3.9	Intellectual Property	76
3.10	Taxes	77
3.11	Federal Regulations	77
3.12	Labor Matters	77
3.13	ERISA	77
3.14	Investment Company Act	78
3.15	[Reserved]	78
3.16	Use of Proceeds	78
3.17	Environmental Matters	78
3.18	Accuracy of Information, Etc	79
3.19	Security Documents	79
3.20	Solvency	79
3.21	PATRIOT Act; FCPA; OFAC; Sanctions	80

SECTION 4. CONDITIONS PRECEDENT		80
4.1	Conditions to Closing Date	80

SECTION 5. AFFIRMATIVE COVENANTS		83
5.1	Financial Statements	83
5.2	Certificates; Other Information	84
5.3	Payment of Obligations	85
5.4	Maintenance of Existence; Compliance	85
5.5	Maintenance of Property; Insurance	85
5.6	Inspection of Property; Books and Records; Discussions	86
5.7	Notices	86
5.8	Environmental Laws	87
5.9	Additional Collateral, New Subsidiaries, Etc	87
5.10	Use of Proceeds	88
5.11	Further Assurances	89
5.12	Maintenance of Ratings	89
5.13	Designation of Subsidiaries	89
5.14	Post-Closing Matters	89

SECTION 6. NEGATIVE COVENANTS		89
6.1	Liens	89
6.2	Merger, Consolidation, or Sale of Assets	90

SECTION 7. EVENTS OF DEFAULT		91
7.1	Events of Default	91
7.2	Action in Event of Default	94
7.3	Clean Up Period	94
7.4	Application of Proceeds	94

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SECTION 8. THE AGENTS		95
8.1	Appointment	95
8.2	Delegation of Duties	96
8.3	Exculpatory Provisions	96
8.4	Reliance by Administrative Agent	97
8.5	Notice of Default	97
8.6	Non-Reliance on Agents and Other Lenders; Certain ERISA Matters	97
8.7	Indemnification	99
8.8	Agent in Its Individual Capacity	99
8.9	Successor Administrative Agent	99
8.10	[Reserved]	100
8.11	Withholding Tax	100
8.12	Proofs of Claim	100

SECTION 9. MISCELLANEOUS		101
9.1	Notices	101
9.2	Waivers; Amendments	104
9.3	Expenses; Indemnity; Damage Waiver	106
9.4	Successors and Assigns	108
9.5	Survival	113
9.6	Counterparts; Integration; Effectiveness	113
9.7	Severability	114
9.8	Right of Setoff	114
9.9	Governing Law; Jurisdiction; Consent to Service of Process	114
9.10	WAIVER OF JURY TRIAL	115
9.11	Headings	115
9.12	Confidentiality	115
9.13	PATRIOT Act; “Know Your Customer” Checks	116
9.14	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	117
9.15	Release of Liens and Guarantees; Secured Parties	117
9.16	No Fiduciary Duty	119
9.17	Interest Rate Limitation	119
9.18	Intercreditor Agreements	120
9.19	Conflicts	120
9.20	Execution of Assignments and Certain Other Documents	120
9.21	Acknowledgment Regarding Any Supported QFCs	121

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SCHEDULES:

1.1(a)	Closing Date Refinancing Indebtedness
1.1(b)	[Reserved]
1.1(c)	Unrestricted Subsidiaries
1.1(d)	Unsecured SPV Holdcos
1.1(e)	Existing Financing Subsidiaries
2.1	Lenders
3.3	Governmental Requirements
3.4	Consents, Approvals, Registrations and Filings
3.8	Title Exceptions
3.9	Intellectual Property Exceptions
4.1(j)	Local Counsel Opinions
5.14	Post-Closing Matters

EXHIBITS:

A	Form of Collateral Agreement
B	Form of Guarantee Agreement
C	Form of Compliance Certificate
D	Form of Closing Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Affiliated Lender Assignment and Assumption
F	Form of Senior Pari Passu Intercreditor Agreement
G	Form of Note
H-1 – H-4	Forms of US Tax Compliance Certificates
I	Form of Borrowing Request
J	Form of Solvency Certificate

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BRIDGE TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of April 1, 2020 among T-MOBILE USA, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and GOLDMAN SACHS BANK USA, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of April 29, 2018 (such agreement, together with all schedules and exhibits thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among T-Mobile US, Inc., Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint Corporation, Starburst I, Inc., Galaxy Investment Holdings, Inc., Deutsche Telekom AG, Deutsche Telekom Holding B.V. and Softbank Group Corp., Parent will acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of Sprint and its direct and indirect subsidiaries;

WHEREAS, to finance a portion of the Acquisition and for other purposes described herein, the Lenders agreed to extend certain credit facilities consisting of Loans made available to the Borrower in an aggregate principal amount of $19,000.0 million;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Trustee, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject to certain limitations set forth in the Loan Documents); and

WHEREAS, each Guarantor has agreed to guarantee the Obligations of the Borrower and each Guarantor (other than the Unsecured Guarantors) has agreed to secure its respective Obligations by granting to the Collateral Trustee, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject, in each case, to certain limitations set forth in the Loan Documents).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition”: as defined in the recitals hereto.

“Additional Agreement”: as defined in Section 9.18 hereof.

“Adjusted LIBO Rate”: with respect to any Eurodollar Borrowing, for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that the Adjusted LIBO Rate shall in no event be less than 0.00%.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliated Lender”: any Lender that is an Affiliate of the Borrower and any Affiliate of such Lender, other than (a) Parent, the Borrower or any Subsidiary of the Borrower or (b) any natural Person.

“Affiliated Lender Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E-2 or any other form approved by the Administrative Agent and the Borrower.

“Agent Indemnitee”: as defined in Section 8.7.

“Agents”: the collective reference to the Administrative Agent, the Collateral Trustee and the Syndication Agents.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.00%; provided that for the purpose of clause (c), the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) LIBO Rate for deposits in US Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the immediately preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate, respectively.

“Applicable Discount”: as defined in Section 2.12(f)(iii).

“Applicable Margin”: 0.25% per annum in the case of ABR Loans and 1.25% per annum in the case of Eurodollar Loans; provided that, until the earlier to occur (A) the payment in full of all Loans hereunder and (B) the Maturity Date, the Applicable Margin shall increase (x) by 0.25% on the date falling on the last day of the three-month period following the Closing Date and (y) by an additional 0.25% on the last day of each three-month period thereafter.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: the collective reference to Barclays Bank PLC, Credit Suisse Loan Funding LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., RBC Capital Markets, BNP Paribas Securities Corp., Commerzbank AG, New York Branch, Credit Agricole Corporate and Investment Bank, TD Securities (USA) LLC, Wells Fargo Securities, LLC, Banco Santander, S.A., New York Branch, SOCIETE GENERALE, SunTrust Robinson Humphrey, Inc., NatWest Markets Plc and U.S. Bank National Association.

“Asset Acquisition”:

(a) an Investment by the Borrower or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, or

(b) an acquisition by the Borrower or any of its Restricted Subsidiaries of the property and assets of any Person, other than the Borrower or any of its Restricted Subsidiaries, that constitute all or substantially all of a division, operating unit or line of business of such Person.

“Asset Sale”:

(i) the sale, lease, conveyance or other disposition of any assets or rights (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 6.2 and shall not constitute an Asset Sale for purposes of Section 2.12; and

(ii) the issuance of Equity Interests in any of the Borrower’s Subsidiaries or the sale by the Borrower or any Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than (x) directors’ qualifying shares or shares or interests required to be held by non-U.S. nationals or other third parties to the extent required by applicable law or (y) Preferred Stock or Disqualified Stock of a Subsidiary):

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than the greater of $250.0 million and 1.00% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period;

(b) a sale, lease, conveyance or other disposition of assets or Equity Interests between or among the Borrower and/or its Restricted Subsidiaries;

(c) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to a Restricted Subsidiary of the Borrower;

(d) the sale, lease, sublease, conveyance or other disposition of (a) assets, products, services or accounts receivable in the ordinary course of business, (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, or (c) damaged, worn-out, uneconomic or obsolete assets in the ordinary course of business;

(e) the sale, conveyance or other disposition of cash or Cash Equivalents;

(f) a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by this Agreement;

(g) a dividend, distribution on account of any Equity Interests or payment, purchase, redemption, defeasance or any otherwise acquisition or retirement for value of any Indebtedness;

(h) arm’s-length sales, leases or subleases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of assets or rights to a Person that is a Joint Venture Investment;

(i) licenses and sales of Intellectual Property or other general intangibles (other than FCC Licenses) in the ordinary course of business;

(j) an Investment;

(k) the Dish Transactions and the Consent Decree Transactions;

(l) one or more sales, conveyances, leases, subleases, licenses, contributions, or other dispositions, assignments or transfers made as part of, or in connection with, any Permitted Tower Financing or Permitted Spectrum Financing;

(m) dispositions of financial assets and related assets pursuant to securitization or factoring agreements or other similar agreements or arrangements including to a Permitted Receivables Financing Subsidiary in connection with a Permitted Receivables Financing, to a Permitted Tower Financing Subsidiary in connection with a Permitted Tower Financing, or to a Permitted Spectrum Financing Subsidiary in connection with a Permitted Spectrum Financing, in each case so long as the consideration for any such disposition is in the form of cash, retained Capital Stock or subordinated interests in such Permitted Receivables Financing Subsidiary, Permitted Tower Financing Subsidiary or Permitted Spectrum Financing Subsidiary, as applicable, or deferred purchase price paid from or collections on subordinated interests in the assets being sold;

(n) any Sale Leaseback Transactions;

(o) the settlement or early termination of any Permitted Bond Hedge Transaction or the unwinding of any other Hedging Obligations;

(p) any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary (other than any Unrestricted Subsidiary the primary assets of which consist of cash and Cash Equivalents);

(q) sales of assets received by the Borrower or any Restricted Subsidiary upon the foreclosure of a Lien;

(r) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale, lease, assignment, license or sublease and/or assets in connection with the lease of network assets such as mobile virtual network operator (MVNO) arrangements, in each case in the ordinary course of business, or the conversion of accounts receivable into a notes receivable;

(s) the lease, assignment or sublease of any real or personal property in the ordinary course of business and dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases;

(t) any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Permitted Business of comparable or greater market value, as determined in good faith by the Borrower;

(u) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Agreement or the Loan Documents;

(v) foreclosures, condemnations, casualty events or any similar action on assets;

(w) sales of non-core assets to obtain the approval of Governmental Authorities in connection with the Acquisition;

(x) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(y) [reserved]; and

(z) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are no longer commercially reasonable to maintain or are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4) and accepted by the Administrative Agent, in the form of Exhibit E-1 or any other form approved by the Administrative Agent and the Borrower.

“Auction”: as defined in Section 2.12(f).

“Auction Amount”: as defined in Section 2.12(f).

“Auction Notice”: as defined in Section 2.12(f).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, (i) any case, action or proceeding before any court or Governmental Authority relating to a bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or the appointment of a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business, or, in the good faith determination of the Administrative Agent, the taking of any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, marshaling of assets for creditors or other, similar arrangement in respect of creditors generally or any substantial portion of its creditors, in each case undertaken under any Bankruptcy Law; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law”: the United States Bankruptcy Code (11 U.S.C. Section 1.1 et seq.) or any similar federal or state law for the relief of debtors.

“Beneficial Owner”: has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that (a) in calculating the Beneficial Ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have Beneficial Ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and (b) in the case of a “group” (as such term is used in Rule 13d 5(b)(1) under the Exchange Act) which group includes one or more Permitted Holders (or one or more Permitted Holders is deemed to share Beneficial Ownership with one or more other persons of any shares of Capital Stock), (i) such “group” shall be deemed not to have beneficial ownership of any shares held by such Permitted Holder and (ii) any person (other than such Permitted Holder) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder (or in which any such Person shares beneficial ownership). The term “Beneficial Ownership” has a corresponding meaning.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Beneficial Tax Owner”: as defined in the definition of “Excluded Taxes”.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Board of Directors”:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors or managing member of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Boost Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of July 26, 2019, among T-Mobile US, Inc., Sprint Corporation and DISH Network Corporation and any exhibits thereto, as amended, restated, amended and restated, supplemented or otherwise modified or replaced (including a replacement involving different counterparties) from time to time.

“Boost Assets” means all assets that were sold by the Borrower, Sprint or any of their Subsidiaries pursuant to the Boost Asset Purchase Agreement upon the effectiveness of their sale, other than Excluded Assets (as defined in the Boost Asset Purchase Agreement).

“Borrower”: as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 9.1.

“Borrowing”: Loans of the same Type, made, converted, or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request”: a request by the Borrower for a Borrowing substantially in the form of Exhibit I.

“Business Combination Agreement”: as defined in the preliminary statements hereto.

“Business Combination Agreement Representations”: such of the representations made by Sprint in the Business Combination Agreement as are material to the interests of the Lenders, but only to the extent the Borrower (or its affiliates) has the right under the Business Combination Agreement to terminate its obligations under the Business Combination Agreement or not to consummate the Acquisition as a result of such representations in the Business Combination Agreement being inaccurate.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Capital Stock”:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of an exempted company, shares;

(d) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiary”: any direct or indirect Subsidiary of Borrower that bears financial risk or exposure relating to insurance or reinsurance activities and any segregated accounts associated with any such Person.

“Cash Equivalents”:

(a) United States dollars, pounds sterling, euros, Canadian dollars, Swiss francs, the national currency of any member state of the European Union or any other foreign currencies held by the Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business;

(b) securities issued or directly and fully guaranteed or insured by the government of the United States of America, Canada, the United Kingdom, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States, Canada, the United Kingdom, Switzerland or the relevant member state of the European Union, as the case may be, is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(c) demand deposits, certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million, in the case of U.S. banks, and $100.0 million (or the foreign currency equivalent thereof), in the case of non-U.S. banks;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;

(f) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, Canada, any country that is a member of the European Union, the United Kingdom or Switzerland or by any political subdivision or agency or instrumentality of the foregoing, rated at least “A” (or the equivalent thereof) by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(g) auction rate securities rated at least “AA-” or “Aa3” (or the equivalent thereof) by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;

(h) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (a) through (g) of this definition;

(i) any substantially similar investment to the kinds described in clauses (a) through (g) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

(j) deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“Cash Management Agreement”: any agreement in respect of Cash Management Obligations.

“Cash Management Obligations”: obligations owed by any Group Member to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and the Borrower in writing to the Administrative Agent and the Collateral Trustee as a “Cash Management Obligation”, solely to the extent such obligations owed by any Group Member are primary obligations of a Loan Party or are guaranteed by a Loan Party.

“Cash Management Services”: any cash management facilities or services including treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law”: (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder or (c) compliance by any Lender (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control”: the occurrence of any of the following:

(a) the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares; or

(b) the Borrower ceases to be a direct or indirect Wholly Owned Subsidiary of Parent;

provided that the Transactions, including the Acquisition, and the other transactions specifically contemplated by the Business Combination Agreement (including the changes to the Beneficial Ownership of the Voting Stock of Parent contemplated therein) shall not be a Change of Control.

“Change of Control Triggering Event”: the occurrence of a Change of Control (x) that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the corporate rating of the Borrower within the Ratings Decline Period by both Moody’s and S&P and (y) the corporate rating of the Borrower on any day during such Ratings Decline Period is below the rating by each of Moody’s and S&P in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement), provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing during such Ratings Decline Period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such Change of Control or the announcement of the intention to effect such Change of Control; provided, further, that no Change of Control Triggering Event shall be deemed to occur if at the time of the applicable downgrade the corporate rating of the Borrower by either Moody’s or S&P is investment grade; provided further that if that Facility ceases to be rated by either Moody’s or S&P, the Borrower is permitted to replace such Rating Agency with Fitch, in which case, references to such replaced Rating Agency in this definition shall be deemed to refer to Fitch.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.2.

“Closing Date Refinancing”: the repayment, repurchase and retirement, redemption, discharge (including constructive discharge) and/or call for redemption (or causing the applicable borrower or issuer to do so) of the Indebtedness set forth on Schedule 1.1(a).

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document; provided, however, that the Collateral shall not include any Excluded Assets.

“Collateral Agreement”: the Collateral Agreement executed by Parent, each Subsidiary of Parent that, directly or indirectly, owns Equity Interests of the Borrower, the Borrower and each Subsidiary Guarantor (other than the Unsecured Guarantors) party thereto from time to time in favor of the Collateral Trustee, substantially in the form of Exhibit A, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Collateral Trust Agreement”: the Collateral Trust and Intercreditor Agreement, dated as of the date hereof, among Parent, the Borrower, the grantors party thereto, Deutsche Bank AG New York Branch, as first priority agent, Deutsche Bank AG New York Branch, as holder representative under the Senior Credit Facilities, the Administrative Agent, as holder representative under this Agreement, each other representative of the various secured parties described therein and the Collateral Trustee.

“Collateral Trustee”: Deutsche Bank Trust Company Americas, in its capacity as Collateral Trustee under the Collateral Trust Agreement (or any successor collateral trustee thereunder).

“Commitment”: as to any Lender, the obligation of such Lender to make a Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 2.1. The original aggregate principal amount of the Commitments on the Closing Date is $19,000.0 million.

“Commitment Letter”: the Second Amended and Restated Commitment Letter, dated as of September 6, 2019, among the Arrangers, the Borrower and the other parties thereto.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1, et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“Communications”: as defined in Section 9.1.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit C.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent Decree Transactions”: all transactions entered into pursuant to the consent decree, originally filed by the U.S. Department of Justice (the “DOJ”) with the U.S. District Court for the District of Columbia on July 26, 2019, as agreed to by the DOJ, T-Mobile, Deutsche Telekom, Sprint, SoftBank Group Corp., and DISH Network Corporation, as it may be further amended or modified.

“Consolidated Cash Flow”: with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(c) depreciation, amortization (including, non-cash impairment charges and any write-off or write-down or amortization of intangibles) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expense in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(d) any nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (i) any fees, expenses and costs relating to any Permitted Tower Financing or any Permitted Spectrum Financing, (ii) any fees, expenses (including legal and professional expenses) or charges (not covered under sub-clause (iv) below) related to any sale or offering of Equity Interests of such Person or Parent or any Investment, acquisition, disposition, dividend, distribution, return of capital, recapitalization or the incurrence of any Indebtedness, including refinancing thereof or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the Senior Notes (in each case, whether or not successful and whether or not incurred prior to the Closing Date), (iii) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (iv) any fees or expenses relating to the Transactions and the transactions contemplated in this Agreement and the Senior Credit Facilities, including any fees, expenses or charges related to any incurrence, issuance or offering of incremental facilities, replacement facilities, extension facilities or incremental equivalent debt, or any amendment or modification of this Agreement or other “Loan Document” executed and delivered in connection with the Senior Credit Facilities, any other Loan Document executed and delivered in connection with this Agreement or the Senior Credit Facilities or any documentation governing Incremental Equivalent Debt (as defined in the Senior Credit Agreement) (in each case, whether or not successful) and (v) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges, and costs in connection with strategic initiatives, transition costs and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and Intellectual Property development costs); plus

(e) losses or discounts on sales of Permitted Receivables Financing Assets in connection with any Permitted Receivables Financing; plus

(f) [reserved]; plus

(g) the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies that are reasonably identifiable, factually supportable and expected in good faith to be realized as a result of actions with respect to which substantial steps have been taken, will be, or are expected in good faith to be, taken within 24 months after the date of any acquisition, disposition, divestiture, restructuring, other operational changes or the implementation of a cost savings or other similar initiative, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions or substantial steps have been, will be or are expected to be taken within 24 months after (x) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring or initiative is initiated on or prior to the Closing Date, the Closing Date or (y) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring, other operational changes or initiative is initiated after the Closing Date, the date on which such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring other operational changes or initiative is initiated and (B) no cost savings, operating expense reductions, restructuring charges and expense or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated Cash Flow, whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Total First Lien Net Leverage Ratio”); provided, further that the aggregate amount added back pursuant to this clause (g) and clause (h) below (excluding addbacks for restructuring and other one-time costs) shall not cumulatively exceed 25% of Consolidated Cash Flow for any Test Period (with such calculation being made prior to giving effect to any increase pursuant to this clause (g) and clause (h) below); plus

(h) in addition to (but not in duplication of) clause (g) above, the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies related to the Transactions that are reasonably identifiable, factually supportable and expected in good faith to be realized as a result of actions with respect to which substantial steps have been taken, will be, or are expected in good faith to be, taken within 36 months after the Closing Date (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions (which actions may be incremental to pro forma adjustments made pursuant to the definition of “Total First Lien Net Leverage Ratio”); provided, further that the aggregate amount added back pursuant to this clause (h) and clause (g) above (excluding addbacks for restructuring and other one-time costs) shall not cumulatively exceed 25% of Consolidated Cash Flow for any Test Period (with such calculation being made prior to giving effect to any increase pursuant to this clause (h) and clause (g) above); minus

(i) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Borrower only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

For the avoidance of doubt, calculations of “Consolidated Cash Flow” of the Borrower for any period prior to the Closing Date for purposes of calculating the Total First Lien Net Leverage Ratio shall be on a pro forma basis as described in the last paragraph of the definition of “Total First Lien Net Leverage Ratio”.

“Consolidated Indebtedness”: with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries described in clauses (a)(1) and (2) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) of the definition of “Indebtedness”, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Loans; provided that Consolidated Indebtedness shall not include (w) Indebtedness incurred in connection with any Permitted Tower Financing or other special purpose entity financing (other than Indebtedness incurred by a Permitted Spectrum Financing Subsidiary, including the Existing Sprint Spectrum Notes), (x) obligations in respect of letters of credit, except to the extent of any unreimbursed amounts thereunder or (y) Indebtedness constituting Financing Lease Obligations, purchase money debt or other similar Indebtedness.

“Consolidated Interest Expense”: with respect to any Person for any period, the sum of, without duplication:

(a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Financing Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(b) [reserved]; plus

(c) any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(d) the product of (x) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, (i) any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (b) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (b) of the definition thereof), (ii) annual agency fees paid to the administrative agents and collateral agents or similar agents under this Agreement or other credit facilities, (iii) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to any securities, (iv) costs associated with obtaining Swap Obligations, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (vi) penalties and interest relating to taxes, (vii) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (viii) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (ix) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty, (xi) interest expense attributable to a parent entity resulting from push-down accounting, and (xii) any lease, rental or other expense in connection with a non-financing lease.

“Consolidated Net Income”: with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(b) [reserved];

(c) the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment), in each case, will be excluded;

(d) unrealized losses and gains attributable to Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded;

(e) any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees will be excluded;

(f) all extraordinary, unusual or non-recurring charges, gains and losses including, without limitation, all restructuring costs, severance costs, one-time compensation charges, transition costs, facilities consolidation, closing or relocation costs, costs incurred in connection with any acquisition (including the Acquisition) prior to or after the Closing Date (including integration costs), including all fees, commissions, expenses and other similar charges of accountants, attorneys, brokers and other financial advisors related thereto and cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), will be excluded;

(g) any fees and expenses, including prepayment premiums and similar amounts, incurred during such period, or any amortization thereof for such period, in connection with any equity issuance, acquisition, disposition, recapitalization, Investment, asset sale, issuance or repayment of Indebtedness (including any issuance of notes), financing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed), will be excluded;

(h) any gains and losses from any early extinguishment of Indebtedness will be excluded;

(i) any gains and losses from any redemption or repurchase premiums paid with respect to Indebtedness will be excluded; and

(j) any write-off or amortization of deferred financing costs (including the amortization of original issue discount) associated with Indebtedness will be excluded.

“Consolidated Net Tangible Assets”: with respect to any Person, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under Financing Lease Obligations, and (2) to the extent included in such aggregate amount of assets, all intangible assets, goodwill, trade names, trademarks, patents, organization and development expenses, unamortized debt discount and expenses and deferred charges (other than capitalized unamortized product development costs, such as, without limitation, capitalized hardware and software development costs), determined on a consolidated basis in accordance with GAAP consistently applied, as determined on a Pro Forma Basis for the most recently ended Test Period.

“Consolidated Subsidiaries”: with respect to any Person, each other Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such first Person in accordance with GAAP.

“Consolidated Total Assets”: with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP, as determined on a Pro Forma Basis.

“Contractual Obligation”: with respect to any Person, (i) the Organizational Documents of such Person and (ii) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Convertible Debt”: Debt of the Borrower (which may be Guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible or exchangeable into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Facilities”: one or more debt facilities or other Indebtedness, whether in the form of loans or securities (including the Senior Credit Facilities), financing leases, purchase money financings or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), financing leases, purchase money debt, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities) in whole or in part from time to time.

“Credit Party”: the Administrative Agent or any other Lender.

“Crown Towers Transaction Agreements”: (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified or supplemented from time to time) among the Borrower, Crown Castle International Corp., a Delaware corporation, and certain Subsidiaries of the Borrower; and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Default”: any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender”: any Lender that (a) has refused (whether verbally or in writing) to fund (and has not retracted such refusal) or has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans required to be funded by it hereunder or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent), (d) admits that it is insolvent or has (or has a direct or indirect parent company that has) become the subject of a Bankruptcy Event or (e) becomes the subject of a Bail-In Action.

“Delaware LLC”: any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC”: any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC Division”: the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Entity”: (i) any Designated Tower Entity or (ii) any Permitted Receivables Financing Subsidiary.

“Designated Hedge Agreement” means any Hedge Agreement the obligations under which constitute Designated Hedging Obligations.

“Designated Hedging Obligations”: Hedging Obligations under any Hedge Agreement entered into or assumed by any Loan Party and any Qualified Counterparty and designated by such Qualified Counterparty and the Borrower in writing to the Administrative Agent and the Collateral Trustee as “Designated Hedging Obligations”.

“Designated L/C Facilities”: one or more letter of credit facilities entered into from time to time by the Borrower or a Restricted Subsidiary and designated by the Borrower in writing to the Administrative Agent and the Collateral Trustee as “Designated L/C Facilities” (in each case as may be amended, supplemented or otherwise modified from time to time).

“Designated L/C Facilities Obligations”: obligations owed by any Group Member to any Person in respect of or in connection with the Designated L/C Facilities.

“Designated Tower Entity”: any entity established solely or primarily for the limited purpose of holding wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets, and performing other activities incidental thereto or in connection with any Permitted Tower Financing. For the avoidance of doubt, T-Mobile USA Tower LLC and T-Mobile West Tower LLC are each Designated Tower Entities.

“Discount Range”: as defined in Section 2.12(f)(i).

“Dish Transactions”: all transactions contemplated by the Asset Purchase Agreement, dated as of July 26, 2019, among T- Mobile US, Inc., Sprint Corporation, and DISH Network Corporation, and any exhibits attached thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Disqualified Lender”: (i) any bank, financial institution or other institutional lender that has been identified in writing to the Arrangers as a Disqualified Lender on or prior to April 29, 2018, (ii) any other Persons who are competitors of Parent or any Group Member that are separately identified in writing by the Borrower to the Arrangers (or, after the Closing Date, to the Administrative Agent) from time to time and (iii) in each case of the foregoing clauses (i) and (ii), any of such Person’s Affiliates (other than any bona-fide debt fund Affiliates of competitors identified pursuant to clause (ii)) that are either (x) identified in writing by the Borrower to the Administrative Agent from time to time or (y) clearly identifiable as an Affiliate on the basis of such Affiliate’s name; provided that any such designation shall not apply retroactively to disqualify any Lender that has previously acquired any Loans, Commitments or participation interest that is otherwise permitted pursuant to the terms of this Agreement; provided, further, that any such Lender shall not be permitted to acquire any further Loans, Commitments or participations from and after the date of such designation. Upon an inquiry by any Lender to the Administrative Agent, the Administrative Agent is permitted to disclose to such inquiring Lender the list of Disqualified Lenders.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the then applicable Maturity Date; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary”: a Subsidiary of Parent that is not a Foreign Subsidiary.

“DT”: Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“Dutch Auction”: an auction of Loans conducted pursuant to Section 9.4(g) to allow a Purchasing Borrower Party to prepay Loans at a discount to par value and on a non-pro rata basis in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures”: Dutch auction procedures as set forth in Section 2.12(f) and otherwise as reasonably agreed upon by the applicable Purchasing Borrower Party and the Administrative Agent.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee”: (i) any Lender, any Affiliate of a Lender and any Approved Fund, (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course and (iii) subject to the terms of Section 2.12(f) and Sections 9.4(e) through (h), Affiliated Lenders and Purchasing Borrower Parties; provided that “Eligible Assignee” shall not include (x) any Disqualified Lender, (y) any Lender that is, as of the date of the applicable assignment, a Defaulting Lender or (z) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural Person).

“Environmental Laws”: any and all Governmental Requirements pertaining in any way to health, safety, pollution, the environment or the preservation or reclamation of natural resources, in effect at any time, including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation or compliance with orders and directives, fines, penalties or indemnities), resulting from or based upon (a) compliance or non-compliance with any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, and other authorizations of a Governmental Authority required under any Environmental Law.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: each trade or business (whether or not incorporated) which, together with Borrower or any of its Subsidiaries, would (at any relevant time) be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event”: (a) a Reportable Event, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which would be reasonably likely to constitute grounds under section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “€”: the single currency of Participating Member States.

“Eurodollar”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default”: any of the events specified in Section 7; provided that any requirement for the giving of notice, the lapse of time, or both has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934.

“Excluded Assets”: the collective reference to:

(1) any owned or leased real property and any interest therein (including any fee or leasehold interests in real property) (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters);

(2) any motor vehicles and any other assets subject to a certificate of title, letter of credit rights or commercial tort claims (in each case except to the extent perfection of the security interest therein can be accomplished by the filing of a UCC financing statement) and aircraft and related assets;

(3) any “margin stock” within the meaning of such term under Regulation U as now and from time to time hereafter in effect;

(4) any asset (including any Governmental Authorization or any interest therein) if the granting of a security interest or pledge in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority, or by contractual requirement existing on the Closing Date or on the date of acquisition of the applicable Subsidiary or asset (in each case, not created in contemplation of the acquisition by the Borrower of such Subsidiary or asset) or would require the consent, approval, license or authorization of any Governmental Authority or other third party (pursuant to such contractual obligation and other than a Loan Party or a wholly-owned Restricted Subsidiary) unless such consent, approval, license or authorization has been received, in each case, after giving effect to the applicable anti-assignment provisions under applicable law (and, in the case of each of the foregoing, for so long as such restriction or any replacement or renewal thereof is in effect);

(5) Voting Stock of any CFC or FSHCO in excess of 65% of the outstanding Voting Stock of such CFC or FSHCO;

(6) Equity Interests in (i) any Unrestricted Subsidiary, (ii) Parent, (iii) any Immaterial Subsidiary, (iv) any Captive Insurance Subsidiary, (v) any not-for-profit subsidiaries, (vi) Designated Tower Entities, (vii) any special purpose entities that are Permitted Receivables Financing Subsidiaries, Permitted Tower Financing Subsidiaries or Permitted Spectrum Financing Subsidiaries (other than any Spectrum SPV Equity Interests), (viii) any Person that is not a Wholly-Owned Subsidiary that is a Restricted Subsidiary to the extent the granting of a security interest therein would violate the terms of such Person’s organizational documents or any shareholders’ agreement, joint venture agreement or other applicable agreement relating to such Person and (ix) Rule 3-16 Capital Stock; provided that, if at any time any Spectrum SPV Equity Interests that otherwise constitute Excluded Assets have been pledged as security under any other Indebtedness, then such Spectrum SPV Equity Interests shall no longer be Excluded Assets hereunder;

(7) to the extent a security interest therein cannot be perfected automatically or by the filing of a UCC financing statement, deposit accounts, securities accounts or other similar accounts; provided that no proceeds of Collateral shall be excluded pursuant to this clause (7);

(8) any lease, license or other similar agreement (or any rights or interests thereunder), in each case, to the extent that a grant of a security interest therein under the Loan Documents or any other agreement governing First Priority Secured Obligations would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party or wholly-owned Restricted Subsidiary), in each case, after giving effect to the applicable anti-assignment provisions under applicable law, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such restriction;

(9) any Property subject to purchase money security interests, financing leases, or similar arrangements permitted hereunder, to the extent that a grant of security interest therein would violate or invalidate such arrangement or create a right of termination in favor of the other party thereto (other than a Loan Party or wholly-owned Restricted Subsidiary), in each case, after giving effect to the applicable anti-assignment provisions under applicable law, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such restriction;

(10) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Internal Revenue Code) as reasonably determined by the Borrower in consultation with the Administrative Agent;

(11) any intent-to-use United States trademark applications for which neither (i) an amendment to allege use to bring the application into conformity with 15 U.S.C. § 1051(a) has been filed with and accepted by the United States Patent and Trademark Office, nor (ii) a verified statement of use under 15 U.S.C. § 1051(d) has been filed with and accepted by the United States Patent and Trademark Office;

(12) any Intellectual Property or rights or licenses therein, in each case, other than US Patent Rights and US Trademark Rights, including any Intellectual Property, perfection of a Lien on which requires filing in a jurisdiction outside of the United States;

(13) all Permitted Receivables Financing Assets;

(14) any assets as to which the Administrative Agent reasonably determines in consultation with the Borrower that the costs of obtaining a security interest are excessive in relation to the value of the security afforded thereby;

(15) any assets (including equity interests) sold, conveyed or otherwise transferred to or held by a Permitted Spectrum Financing Subsidiary or a Permitted Tower Financing Subsidiary or otherwise pledged in connection with a Permitted Spectrum Financing or a Permitted Tower Financing;

(16) for the avoidance of doubt, any assets held by an Unsecured Guarantor, an Excluded Subsidiary or an Immaterial Subsidiary (except to the extent such Excluded Subsidiary or Immaterial Subsidiary is designated as a Subsidiary Guarantor pursuant to clause (i) of the proviso of the definition of “Excluded Subsidiary”);

(17) any assets of Sprint or any Subsidiary of Sprint, to the extent that the granting, or continuation, of any lien or security interest thereon would, in the reasonable determination of the Borrower, require the Senior Notes issued by any Unsecured Guarantor to be secured on an equal and ratable basis;

(18) FCC Licenses, but only to the extent that at any time the Collateral Trustee may not validly possess a security interest directly in the FCC Licenses pursuant to the Communications Act of 1934, as amended, and the regulations promulgated thereunder, as in effect at such time, provided that, to the maximum extent permitted by law, the economic value of the FCC Licenses, all rights incident or appurtenant to the FCC Licenses and the right to receive all monies, consideration and proceeds derived from or in connection with the sale, assignment or transfer of the FCC Licenses, shall not be excluded pursuant to this clause (18);

(19) (i) any governmental licenses or state or local franchises, license, permits, charters and authorizations, to the extent security interests therein are prohibited or restricted thereby and (ii) any equity in a regulated Subsidiary or any asset owned by a regulated Subsidiary to the extent prohibited by any law, rule or regulation or that would if pledged, in the good faith judgment of Parent, result in adverse regulatory consequences or impair the conduct of the business of Parent or such Subsidiaries, in each of clauses (i) and (ii) after giving effect to the applicable anti-assignment provisions of applicable law; and

(20) the Boost Assets;

provided that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (1) through (20) (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to in clauses (1) through (20)); provided, further, that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be treated as “Excluded Assets”.

“Excluded Subsidiary”: any Subsidiary of Parent that is, at any time of determination, (i) not a Wholly Owned Subsidiary, (ii) an Immaterial Subsidiary, (iii) a Foreign Subsidiary, (iv) a Domestic Subsidiary that is (x) a FSHCO or (y) a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (v) an Unrestricted Subsidiary, (vi) a not-for-profit Subsidiary, (vii) a Captive Insurance Subsidiary, (viii) a special purpose securitization vehicle (or similar entity), including any Permitted Receivables Financing Subsidiary, any Permitted Spectrum Financing Subsidiary or any Permitted Tower Financing Subsidiary, or any of their respective Subsidiaries, (ix) prohibited from guaranteeing the Obligations by any applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or by any contractual requirement existing on the Closing Date or on the date of the acquisition of such Subsidiary or the date such Subsidiary became a Restricted Subsidiary (not created in contemplation of such acquisition or of such Restricted Subsidiary becoming a Restricted Subsidiary) (and for so long as such restriction or any replacement or renewal thereof is in effect), including any requirement to obtain the consent, approval, license or authorization of a Governmental Authority or third party (other than a Loan Party or wholly-owned Restricted Subsidiary)) (unless such consent, approval, license or authorization has been obtained), (x) [reserved], (xi) with respect to which the provision of a guarantee would, in the reasonable good faith determination of the Borrower in consultation with the Administrative Agent, be expected to result in materially adverse tax or regulatory consequences to the Borrower or any of its Subsidiaries or (xii) with respect to which the Borrower and the Administrative Agent reasonably agree that the cost or other consequences of providing a guarantee is likely to be excessive in relation to the value to be afforded thereby; provided that, notwithstanding the foregoing, (i) the Borrower may in its sole discretion designate any Excluded Subsidiary as a Subsidiary Guarantor and in connection therewith shall comply with the provisions of Section 5.9(b) and may, thereafter, re-designate such Subsidiary as an Excluded Subsidiary (so long as such Subsidiary otherwise then qualifies as an Excluded Subsidiary pursuant to any of clauses (ii) through (xii) above), upon which re-designation such Subsidiary shall automatically be released from its Guarantee in accordance with Section 9.15; provided that, in the case of any designation (or re-designation) of any Subsidiary that is not a Domestic Subsidiary as a Subsidiary Guarantor, (x) the jurisdiction of such Subsidiary shall be reasonably satisfactory to the Administrative Agent, (y) the Administrative Agent shall have received at least 3 Business Days prior to such Subsidiary becoming a Subsidiary Guarantor, all documentation and other information required by regulatory authorities with respect to such Subsidiary under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case as reasonably requested by the Administrative Agent at least 10 Business Days prior to such Subsidiary becoming a Subsidiary Guarantor and (z) the collateral documentation and other collateral arrangements with respect to such Subsidiary shall be on terms reasonably satisfactory to the Administrative Agent and (ii) no Subsidiary of Parent that provides a Guarantee of the Existing T-Mobile Notes shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, or required to be withheld or deducted from any payment to any such recipient (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes that are in effect and would apply to amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect (i) on the date on which such Lender acquires such interest in the applicable Commitment (or, to the extent a Loan is not funded pursuant to a prior Commitment, acquires such interest in the applicable Loan) or, where the beneficial owner for purposes of such withholding Tax (the “Beneficial Tax Owner”) is a Person other than the Lender (such as a direct or indirect owner of such Lender), on the date on which such Beneficial Tax Owner acquires its applicable direct or indirect interest in the applicable Commitment (or, to the extent a Loan is not funded pursuant to a prior Commitment, acquires such interest in the applicable Loan); provided that this clause (b)(i) shall not apply to an assignment pursuant to a request by the Borrower under Section 2.21(b) or (ii) on the date on which such Lender (or, as applicable, Beneficial Tax Owner) designates a new lending office, except in each case under clause (b)(i) and (b)(ii) to the extent that, pursuant to Section 2.19, additional amounts with respect to such Taxes were payable either to such Lender’s (or, as applicable, Beneficial Tax Owner’s) assignor (or, in the case of a Beneficial Tax Owner, the predecessor Beneficial Tax Owner(s)) immediately before such Lender (or Beneficial Tax Owner) acquired the applicable interest in such Loan or Commitment or to such Lender (or Beneficial Tax Owner) immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.19(e) and (d) any Taxes imposed under FATCA.

“Exempt Accounts”: deposit accounts, securities accounts or other similar accounts (i) for the sole purpose of funding payroll obligations, employee benefit or health benefit obligations, tax obligations, escrow arrangements or holding funds owned by Persons other than the Loan Parties, (ii) that constitute or are linked to zero-balance accounts, or (iii) that are accounts held by any Non-Loan Party Subsidiary.

“Existing Receivables Financing Subsidiaries”: each Subsidiary designated as an “Existing Receivables Financing Subsidiary” on Schedule 1.1(e) hereof, together with their successors and assigns and any Subsidiary of the foregoing.

“Existing Sprint Spectrum Financing Documents”: the Existing Sprint Spectrum Notes, the Existing Sprint Spectrum Indenture, the Initial Spectrum Performance Agreement, the Initial Intra-Company Spectrum Lease Agreement, dated as of October 27, 2016, among certain of the Existing Sprint Spectrum Subsidiaries, Sprint Communications, Inc., and the other parties thereto, each “Transaction Document” (as defined in the Existing Sprint Spectrum Indenture) and each other document related thereto, in each case as amended, supplemented or otherwise modified from time to time.

“Existing Sprint Spectrum Issuers”: Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC and their successors and assigns.

“Existing Sprint Spectrum Indenture”: the Indenture, dated as of October 27, 2016, by and among Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time, including as supplemented with respect to each series of Existing Sprint Spectrum Notes.

“Existing Sprint Spectrum Notes”: the Existing Sprint Spectrum Issuers’ Series 2018-1 4.738% Senior Secured Notes, Class A-1, Series 2018-1 5.152% Senior Secured Notes, Class A-2, Series 2016-1 3.360% Senior Secured Notes, Class A-1, and any other note or series of notes issued under the Existing Sprint Spectrum Indenture from time to time.

“Existing Sprint Spectrum Subsidiaries”: each Subsidiary designated as an “Existing Sprint Spectrum Subsidiary” on Schedule 1.1(e) hereof, together with their successors and assigns and any Subsidiary of the foregoing.

“Existing T-Mobile Notes”: the senior unsecured notes issued by the Borrower and outstanding as of April 29, 2018.

“Existing Tower Financing Subsidiaries”: each Subsidiary designated as an “Existing Tower Financing Subsidiary” on Schedule 1.1(e) hereof, together with their successors and assigns and any Subsidiary of the foregoing.

“Existing Sprint Spectrum Transaction”: the transactions contemplated by the Existing Sprint Spectrum Financing Documents, including the issuance of any Existing Sprint Spectrum Notes.

“Extension Request”: as defined in Section 2.23(a).

“Facility”: the Commitments and Loans made thereunder.

“Fair Market Value”: the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Borrower’s Board of Directors or a senior officer of the Borrower, which determination shall be conclusive; provided that any sale, lease, license or other disposition of assets in connection with the Acquisition (including any required regulatory divestitures) shall be deemed to be for Fair Market Value regardless of whether such sale, lease, license or other disposition meets the requirements of this definition.

“FATCA”: Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements with respect thereto, any law, regulations, or other official guidance enacted in a non-US jurisdiction implementing such intergovernmental agreements, and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above).

“FCC”: the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.

“FCC Licenses”: all licenses or permits now or hereafter issued by the FCC.

“FCPA”: United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter”: the Second Amended and Restated Fee Letter, dated as of September 6, 2019, among the Arrangers, the Borrower and the other parties thereto.

“Financing Lease Obligation”: at the time any determination is to be made, the amount of the liability in respect of a financing lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP.

“First Lien Obligations”: any Indebtedness that is secured by Liens on the Collateral on a pari passu basis with the Liens that secure the Loans (or any refinancing, extension or replacement of the Loans with loans or commitments or other Indebtedness having the same Lien priority as the Loans prior to such refinancing, extension or replacement). For the avoidance of doubt, “First Lien Obligations” shall include (x) the Loans (or the loans or commitments that refinance, extend or replace the Loans with loans or commitments or other Indebtedness having the same Lien priority as the Loans prior to such refinancing, extension or replacement), (y) the obligations under the Senior Credit Facilities and (z) the Senior Secured Notes.

“First Priority Secured Obligations”: as defined in the Collateral Trust Agreement.

“Fitch”: Fitch Ratings, Inc. and its successors.

“Fixed Amount”: as defined in Section 1.5(c).

“Foreign Currency”: an official national currency (including the Euro) of any nation other than the United States and which constitutes freely-transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Lender”: any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary”: any Subsidiary of Parent other than a Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.

“FSHCO”: any Subsidiary of Parent that owns no material assets (directly or through Subsidiaries) other than Equity Interests (or Equity Interests and Indebtedness) in one or more Foreign Subsidiaries that are CFCs.

“GAAP”: generally accepted accounting principles as in effect on the date of any calculation or determination required under this Agreement. Notwithstanding the foregoing, at any time, (i) the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement) and (ii) the Borrower, on any date may elect to establish that GAAP shall mean GAAP as in effect on such date; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent.

“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization”: any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority, including but not limited to FCC Licenses.

“Governmental Requirement”: any applicable law, treaty, statute, code, ordinance, order, determination, rule, regulation, common law, judgment, decree, injunction, franchise, Governmental Authorization, certificate, or other directive or requirement, whether now or hereinafter in effect.

“Group Member”: any of the Borrower or any of the Restricted Subsidiaries of the Borrower.

“Guarantee”: a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Agreement”: the Guarantee Agreement executed by Parent and each Subsidiary Guarantor in favor of the Administrative Agent, substantially in the form of Exhibit B.

“Guarantor”: Parent and any other Person who has guaranteed the obligations of the Borrower under this Agreement pursuant to the Guarantee Agreement, until released from such guarantee pursuant to the provisions of this Agreement, the Guarantee Agreement or any Intercreditor Agreement, as applicable.

“Hazardous Materials”: (i) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (ii) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any Environmental Law.

“Hedge Agreements”: all agreements governing Hedging Obligations.

“Hedging Obligations”: with respect to any specified Person, the obligations of such Person under:

(a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

and any guarantee in respect thereof.

“IFRS”: the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“Immaterial Subsidiary”: any Subsidiary of the Borrower that at any time has Consolidated Total Assets accounting for less than 2.50% of the Borrower’s Consolidated Total Assets; provided that the aggregate Consolidated Total Assets of all Immaterial Subsidiaries shall not at any time exceed 5.00% of the Borrower’s Consolidated Total Assets.

“Indebtedness”: with respect to any specified Person, without duplication,

(a) any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(iii) in respect of banker’s acceptances;

(iv) representing Financing Lease Obligations;

(v) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable or escrow for obligations, including indemnity obligations; or

(vi) representing any Hedging Obligations; and

(b) any financial liabilities recorded in respect of the upfront proceeds received in connection with the Towers Transactions,

in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary course of business; (2) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust, escrow or account created or pledged for the sole benefit of the holders of such indebtedness, and in accordance with the other applicable terms of the instrument governing such indebtedness; (3) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; (4) any obligation arising from any agreement providing for indemnities, Guarantees, escrows, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; (5) Standard Securitization Undertakings and obligations incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to Parent or any Group Member other than (A) one or more Permitted Receivables Financing Subsidiaries and (B) pursuant to Standard Securitization Undertakings; (6) accruals for payroll and other liabilities accrued in the ordinary course of business; (7) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; (8) all intercompany liabilities among the Borrower and/or the Restricted Subsidiaries having a term not exceed 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (9) any operating lease that must be recognized on the balance sheet of such Person as a lease liability and right-of-use asset in accordance with the Financial Accounting Standards Board Update No. 2016-02, dated February 2016 (Leases (Topic 842)), which adopts Accounting Standards Codification 842.

The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable (giving effect to netting) by such Person at such time;

(iii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iv) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

“Indebtedness for Borrowed Money”: with respect to any specified Person, without duplication, the Indebtedness described in clauses (a)(1) and (a)(2) of the definition of “Indebtedness”.

“Indemnified Taxes”: all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 9.3(b).

“Information”: as defined in Section 9.12(a).

“Initial Intra-Company Spectrum Lease Agreement”: the Intra-Company Spectrum Lease Agreement, dated as of October 27, 2016, by and among, inter alia, various SpectrumCo1 entities, as lessors, Sprint Communications, Inc., as lessee, Sprint Corporation and the other guarantors party thereto (as amended from time to time).

“Initial Spectrum Performance Agreement”: the SCI Payment and Performance Undertaking Agreement, dated as of October 27, 2016, between Sprint Communications, Inc., Sprint Corporation, the other grantors party thereto, and Deutsche Bank Trust Company Americas, as trustee (as amended from time to time).

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service marks, trade dress, domain names, technology, know-how and processes, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreements”: the collective reference to the Collateral Trust Agreement and any other any Senior/Junior Intercreditor Agreement or Senior Pari Passu Intercreditor Agreement.

“Interest Election Request”: a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.9.

“Interest Payment Date”: (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December commencing with the last Business Day of June, 2020, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent agreed to by all applicable Lenders, twelve months) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate”: in relation to the LIBO Rate for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the applicable Interest Period and (b) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the applicable Interest Period, each as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investments”: with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Restricted Subsidiary. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“IRS”: United States Internal Revenue Service.

“Joint Venture Investment”: with respect to any specified Person, Investments in any other Person engaged in a Permitted Business of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.

“Junior Priority Secured Obligations”: as defined in the Collateral Trust Agreement.

“LCT Election”: as defined in Section 1.5(b).

“LCT Test Date”: as defined in Section 1.5(b).

“Lender Parties”: as defined in Section 9.16.

“Lenders”: the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto as a lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a lender pursuant to an Assignment and Assumption.

“LIBO Rate”: with respect to any Interest Period when used in reference to any Eurodollar Borrowing, (a) the rate of interest appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate administered by ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) for deposits in US Dollars for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period, and (b) if any such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Screen Rate.

“LIBO Successor Rate”: as defined in Section 1.10(a).

“LIBO Successor Rate Conforming Changes”: with respect to any proposed LIBO Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent and consented to by the Borrower, to reflect the adoption of such LIBO Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of such market practice is not administratively feasible or that no market practice for the administration of such LIBO Successor Rate exists, in such other manner of administration as the Administrative Agent elects with the consent of the Borrower).

“Lien”: with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof; provided that in no event shall an operating lease in and of itself constitute a Lien.

“Limited Condition Transaction”: any acquisition or other Investment (including an acquisition of Spectrum or other assets) or irrevocable debt repurchase or redemption by the Borrower or one or more of its Restricted Subsidiaries, whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Guarantee Agreement, any Notes, the Collateral Trust Agreement, any other Intercreditor Agreements and any other document executed and delivered in conjunction with this Agreement from time to time and designated as a “Loan Document”.

“Loan Parties”: the collective reference to the Borrower and the Guarantors; provided that to the extent such term is used in connection with an obligation to deliver collateral security, it shall not include any Unsecured Guarantor.

“Mandatory Prepayment Cap”: $1,000.0 million in the aggregate, less the amount of any Net Cash Proceeds received and not applied to prepay the Loans in reliance on the Mandatory Prepayment Cap.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, assets or results of operations, in each case, of the Group Members, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under any Loan Document.

“Material Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Maturity Date”: March 31, 2021, or such later date to which the Maturity Date may be extended pursuant to Section 2.23.

“Maximum Rate”: as defined in Section 9.17.

“MNPI”: any material Nonpublic Information regarding Parent, the Borrower and their respective Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information with respect to the business of Parent, the Borrower and their respective Subsidiaries or that would reasonably be expected to be material to a decision by any Lender to participate in any Dutch Auction or assign or acquire any Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s”: Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (1) in connection with any Asset Sale, the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of such Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of all costs relating to such Asset Sale, including (a) legal, accounting and investment banking fees, finder’s fees, sales commissions, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable (including, for the avoidance of doubt, taxes paid or payable by Parent) as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts of Permitted Debt Repayments in respect of such Asset Sale, (d) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (e) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Borrower or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Borrower or its Restricted Subsidiaries from such escrow arrangement, as the case may be, and (2) in connection with any issuance or incurrence of any Indebtedness, the cash proceeds received by any Group Member from such issuance or incurrence, net of reasonable out-of-pocket attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions and other customary out-of-pocket fees, costs and expenses actually incurred in connection therewith (including any swap breakage costs and other termination costs related to Hedge Agreements and any other fees and expenses actually incurred in connection therewith), in each case as determined reasonably and in good faith by a Responsible Officer of the Borrower.

“Net Income”: with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding however:

(a) any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with:

(i) dispositions of assets (other than in the ordinary course of business); or

(ii) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(b) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Non-Consenting Lender”: as defined Section 2.21(c).

“Non-Loan Party Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Non-Recourse Debt”: Indebtedness:

(1) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), subject to customary “bad-boy” exceptions, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries;

provided that Non-Recourse Debt incurred by a Permitted Receivables Financing Subsidiary, Permitted Spectrum Financing Subsidiary or Permitted Tower Financing Subsidiary may have recourse to the Borrower and the other Group Members pursuant to Standard Securitization Undertakings.

“Nonpublic Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note”: any promissory note evidencing any Loan substantially in the form of Exhibit G.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any Designated Hedge Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Arrangers, to the Agents or to any Lender that are required to be paid by the Borrower pursuant hereto and including fees, costs and expenses interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not allowed or allowable in such proceeding), any Designated L/C Facilities Obligations and any Cash Management Obligations; provided that (i) obligations of the Borrower or any other Loan Party in respect of any Designated L/C Facilities Obligations, Designated Hedging Obligations or Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document shall not require the consent of the holders of Designated L/C Facilities Obligations, holders of Designated Hedging Obligations or holders of any Cash Management Obligations. Notwithstanding the foregoing, “Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“OFAC”: as defined in Section 3.21(b).

“Organizational Documents”: with respect to any Person and as applicable, the certificate of incorporation or formation, memorandum or articles of association, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents of such Person.

“Other Applicable Indebtedness”: as defined in Section 2.14(g).

“Other Connection Taxes”: with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes imposed by any Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Parent”: T-Mobile US, Inc., a Delaware corporation.

“Parent Only Subsidiary”: any Subsidiary of Parent that is (x) not a Subsidiary of the Borrower or any other Loan Party (other than Parent) and (y) directly or indirectly owns Capital Stock of the Borrower.

“Participant”: as defined in Section 9.4(c).

“Participant Register”: as defined in Section 9.4(c).

“Participating Member State”: any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PATRIOT Act”: Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Permanent Financing”: one or more debt facilities or other Indebtedness, whether in the form of notes or loans and whether secured or unsecured, in each case the proceeds of which are used to refinance or replace the Facility or any other Permanent Financing in whole or in part.

“Permitted Bond Hedge Transaction”: any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by the Borrower in connection with the issuance of any Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, does not exceed the net cash proceeds received by the Borrower from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business”: any business, service or other activity in which the Borrower and its Subsidiaries or any direct or indirect parent of the Borrower were engaged on the Closing Date, or any business similar, related, complementary, incidental or ancillary thereto or that constitutes a reasonable extension, development or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.

“Permitted Debt Repayment”: in connection with any Asset Sale, the prepayment, repayment, defeasance, redemption, purchase or other retirement of Indebtedness (and corresponding reduction of commitments with respect thereto, if such Indebtedness is revolving Indebtedness) and other obligations in respect of (x) any Indebtedness that is secured by property or assets that are subject to such Asset Sale; provided that, if such property or assets constitute Collateral, such Indebtedness is secured on a senior basis to the Loans with respect to such property; or (y) any other Indebtedness of a Group Member, if such Asset Sale relates to Excluded Assets.

“Permitted Holder”: (i) DT and (ii) any direct or indirect Subsidiary of DT.

“Permitted Liens”:

(a) Liens to secure any Credit Facility (including, without duplication, any Liens in respect of any Credit Facility incurred to renew, refund, refinance, replace, defease or discharge as a whole, or in part, any Credit Facility secured by any Lien under this clause (1)) in an aggregate principal amount not to exceed at any one time outstanding, the sum of (A) $8.0 billion, plus (B)(i) the greater of (x) $11.0 billion and (y) 0.50x Consolidated Cash Flow, plus (ii) an unlimited amount, so long as on a Pro Forma Basis (and calculated (x) as if any incremental revolving facility were fully drawn on the effective date thereof and (y) excluding any cash constituting proceeds of any Credit Facility), with respect to any Credit Facility that constitutes First Lien Obligations, the Total First Lien Net Leverage Ratio does not exceed 2.00 to 1.00 (or, if incurred in connection with an Asset Acquisition or other Investment, the Total First Lien Net Leverage Ratio would not exceed the Total First Lien Net Leverage Ratio immediately prior to such Asset Acquisition or other Investment); provided that Credit Facilities will be deemed to be incurred under the foregoing clause (ii) before clause (i), and to the extent amounts are incurred concurrently under the foregoing clauses (i) and (ii), the applicable ratio may exceed the applicable ratio level set forth in clause (ii) to the extent of such amounts incurred in reliance under clause (i);

(b) Liens in favor of the Borrower or the Guarantors;

(c) Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Borrower or is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Subsidiary or is merged into or consolidated with the Borrower or the Subsidiary;

(d) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(e) (i) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, and (ii) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(f) Liens to secure Indebtedness represented by Financing Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of the Borrower or its Subsidiaries; provided that Liens securing Indebtedness permitted to be incurred pursuant to this clause (f) extend only to the assets purchased with the proceeds of such Indebtedness, accessions to such assets, lease and sublease interests related thereto and upgrades thereof and the proceeds and products thereof, any lease of such assets (including accessions thereto) and the proceeds and products thereof and customary security deposits in respect thereof; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(g) Liens existing on the Closing Date (other than Liens permitted by clause (a) above);

(h) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(i) Liens imposed by law or contract, such as carriers’, warehousemen’s, suppliers’, vendors’, construction, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(j) survey exceptions, encumbrances, leases, subleases, encroachments, protrusions, easements or reservations of, or rights of others for, licenses, sub-licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including defects or irregularities in title and similar encumbrances) as to the use of real property that were not incurred in connection with Indebtedness, or Liens incidental to the conduct of business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(k) Liens arising by reason of a judgment, attachment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(l) Liens created for the benefit of (or to secure) (1) the Obligations under any Loan Document, (2) Designated Hedging Obligations, (3) Designated L/C Facilities Obligations, (4) Cash Management Obligations and (5) Senior Secured Notes in an aggregate principal amount of $19,000.0 million, less the outstanding amount of Loans;

(m) Liens to secure any renewal, refunding, refinancing, replacement, defeasance or discharge (or successive refinancing, refunding, restatement, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien included in this definition of “Permitted Liens”, so long as:

(i) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(n) (i) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (ii) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (iii) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(o) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of Borrower or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(p) Liens (x) in favor of the Collateral Trustee as provided for in this Agreement on money or property held or collected by the Collateral Trustee and (y) on Cash Equivalents securing obligations under any Indebtedness of the Borrower or any Subsidiary of the Borrower that has been called for redemption, defeasance or discharge;

(q) Liens on cash or Cash Equivalents securing (a) workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any Guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business or (b) letters of credit required to be issued for the benefit of any Person that controls a Joint Venture Investment to secure any put right for the benefit of the Person controlling the Joint Venture Investment;

(r) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in any other jurisdiction) regarding operating leases or consignments or sales of receivables entered into in the ordinary course of business covering only the property under lease (plus improvements and accessions to such property and proceeds or distributions of such property and improvements and accessions thereto), consignment or sale and other Liens arising solely from precautionary UCC financing statements or similar filings;

(s) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;

(t) Liens on cash or Cash Equivalents on deposit to secure reimbursement obligations under letters of credit incurred in the ordinary course of business;

(u) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Joint Venture Investment owned by the Borrower or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Person;

(v) Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the Permitted Business, and applicable only to the assets that are the subject of such agreements or contracts;

(w) Liens securing Hedging Obligations;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(y) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(aa) Liens securing any arrangement for treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds provided to Parent or any of its Subsidiaries;

(bb) Liens with respect to obligations that do not exceed at any time, the greater of (x) $3,750.0 million and (y) 17.00% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period;

(cc) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

(dd) Liens, if any, incurred in connection with the Towers Transactions;

(ee) [reserved];

(ff) Liens securing obligations in respect of the operating lease payments owed to SpectrumCo1 or in respect of any other secured spectrum leases to which the Borrower or any of its Subsidiaries are a party, and any related payment and performance undertaking, secured by the Collateral on a pari passu or junior basis with the Obligations;

(gg) leases, licenses, subleases and sublicenses of, and the granting of an easement interest in and to, assets (including real property and intellectual property rights and other general intangibles) in the ordinary course of business;

(hh) pledges and deposits in the ordinary course of business to secure liability to insurance carriers, insurance companies and brokers;

(ii) grants of software and other technology licenses in the ordinary course of business;

(jj) Liens arising out of conditional sale, title retention, consignment or similar arrangement for the sale of goods in the ordinary course of business;

(kk) Liens on equipment of the Borrower or any Subsidiary granted in the ordinary course of business to the Borrower’s or such Subsidiary’s client at which such equipment is located;

(ll) Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements in the ordinary course of business;

(mm) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and similar investment vehicles;

(nn) [reserved];

(oo) Liens arising out of or deemed to exist in connection with any financing transaction with respect to property owned, built or acquired by the Borrower or any Subsidiary of the Borrower;

(pp) Liens securing obligations in respect of the Designated L/C Facilities, which may be secured by cash collateral and/or by liens on the Collateral on a pari passu basis with the Obligations;

(qq) [reserved];

(rr) [reserved];

(ss) Liens on the cash proceeds (and the related escrow account, and any money market funds or securities in which such cash proceeds are invested during the applicable escrow period) of any issuance of Indebtedness in connection with the cash proceeds of such Indebtedness being placed into (and pending the release from) escrow;

(tt) Liens securing Junior Priority Secured Obligations; and

(uu) Liens incurred in connection with all transactions (i) contemplated by the Boost Asset Purchase Agreement and (ii) entered into pursuant to the consent decree originally filed by the U.S. Department of Justice with the U.S. District Court for the District of Columbia on July 26, 2019, as agreed to the U.S. Department of Justice, Parent, Deutsche Telekom, Sprint Corporation, Softbank Group Corp., and DISH Network Corporation, as it may be further amended or modified.

“Permitted Receivables Financing”: any Receivables Financing of a Permitted Receivables Financing Subsidiary the terms of which (including financing terms, covenants, termination events and other provisions) (a) have been negotiated at arm’s length and (b) are, in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, which determination shall be conclusive, in the aggregate economically fair and reasonable to the Group Members.

“Permitted Receivables Financing Assets”: financial assets, including accounts receivable, chattel paper and other payment rights, and related assets (including contract rights and insurance payments), and the proceeds thereof.

“Permitted Receivables Financing Subsidiary”: collectively, (i) each Existing Receivables Financing Subsidiary, (ii) each other Wholly Owned Subsidiary of the Borrower that engages in no material activities other than in connection with Permitted Receivables Financings, and any business or activities incidental or related to such business and (iii) another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Borrower or any of its Restricted Subsidiaries makes an Investment and to which the Borrower or any of its Restricted Subsidiaries transfers Permitted Receivables Financing Assets that engages in no material activities other than in connection with Permitted Receivables Financings, and any business or activities incidental or related to such business, and in the case of clause (ii) or (iii) above which is designated by the Board of Directors of the Borrower (as provided below) as a Permitted Receivables Financing Subsidiary and in each case (a) no portion of the Indebtedness or similar obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any Group Member, other than another Permitted Receivables Financing Subsidiary or (to the extent that it might be deemed a guaranty) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent or any Group Member, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, (b) to which none of Parent or any Group Member, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Permitted Spectrum Financing”: the Existing Sprint Spectrum Transaction.

“Permitted Spectrum Financing Subsidiary”: collectively, (i) the Existing Sprint Spectrum Subsidiaries and (ii) any future special purpose vehicle Subsidiaries of Borrower (including any “Depositors” and “Intermediate HoldCos”) formed as part of and for the purpose of consummating a future sale and leaseback transaction similar to the Existing Sprint Spectrum Transaction and that engages in no material activities other than in connection with Permitted Spectrum Financings, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Permitted Spectrum Financing Subsidiary and (a) no portion of the Indebtedness or similar obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any Group Member, other than another Permitted Spectrum Financing Subsidiary or (to the extent that it might be deemed a guaranty) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent or any Group Member, other than another Permitted Spectrum Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, (b) to which none of Parent or any Group Member, other than another Permitted Spectrum Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Permitted Tower Financing”: the Towers Transactions.

“Permitted Tower Financing Subsidiary”: collectively, (i) each Existing Tower Financing Subsidiary and (ii) any other financing subsidiary formed in connection with a Permitted Tower Financing and that engages in no material activities other than in connection with Permitted Tower Financings, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Permitted Tower Financing Subsidiary and (a) no portion of the Indebtedness or similar obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any Group Member, other than another Permitted Tower Financing Subsidiary or (to the extent that it might be deemed a guaranty) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent or any Group Member, other than another Permitted Tower Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, (b) to which none of Parent or any Group Member, other than another Permitted Tower Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Person”: any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Phoenix Towers Transaction Agreements”: (i) the Purchase and Sale Agreement, dated as of July 30, 2015 (as the same may be amended, modified, or supplemented from time to time), among the Borrower, certain Subsidiaries of the Borrower, PTI US Acquisitions, LLC, and each sale site subsidiary party thereto; (ii) the Purchase and Sale Agreement (PR Sale Sites), dated as of October 28, 2015 (as the same may be amended, modified, or supplemented from time to time), among the Borrower, certain Subsidiaries of the Borrower, PTI US Acquisitions, LLC, and each sale site subsidiary party thereto; and (iii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Plan”: any employee pension benefit plan that is subject to Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 9.1.

“Pledged Capital Stock”: as defined in the Collateral Agreement.

“Preferred Stock”: with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.

“Prime Rate”: the rate of interest per annum determined from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the higher of the such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate.

“Principal Property”: the land, land improvements, buildings and fixtures (to the extent they constitute real property interests) (including any leasehold interest therein) constituting the principal corporate office and the equipment located thereon which (a) is owned by the Borrower or any of its Subsidiaries; (b) has not been determined in good faith by the Board of Directors of the Borrower not to be materially important to the total business conducted by Borrower and its Subsidiaries taken as a whole; and (c) has a net book value on the date as of which the determination is being made in excess of 1.0% of Consolidated Net Tangible Assets as most recently determined on or prior to such date (including, for purposes of such calculation, the land, land improvements, buildings and such fixtures comprising such office).

“Private Lender Information”: as defined in Section 9.1.

“Pro Forma Basis”: with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.5 and the provisions of the second paragraph and third paragraph of the definition of “Total First Lien Net Leverage Ratio”.

“Pro Forma Transaction”: (a) the Transactions, (b) any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business), the payment of dividends or distributions on account of Equity Interests, any Investment that results in a Person becoming a Subsidiary of the Borrower, any acquisition or disposition that results in a Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any disposition of a business unit, line of business or division of the Borrower or any Subsidiary of the Borrower, in each case whether by merger, consolidation, amalgamation or otherwise and in each case under this clause (b) with a Fair Market Value in excess of $25,000,000 and (c) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 9.1.

“Public Lender Information”: as defined in Section 9.1.

“Purchasing Borrower Party”: Parent, the Borrower or any Subsidiary of the Borrower that becomes an Eligible Assignee pursuant to Section 9.4.

“Qualified Counterparty”: with respect to any Designated Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Designated Hedge Agreement or Cash Management Obligations were entered into or, in the case of a Designated Hedge Agreement or Cash Management Obligations, as the case may be, existing on the Closing Date, on the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate, or an agent, an arranger or a lender under the Senior Credit Facilities, of any of the foregoing, regardless of whether any such Person shall thereafter cease to be an Agent, an Arranger, a Lender, or an agent, an arranger or a lender under the Senior Credit Facilities, or an Affiliate of any of the foregoing.

“Qualifying Bids”: as defined in Section 2.12(f)(iii).

“Qualifying Lender”: as defined in Section 2.12(f)(iv).

“Rating Agency”: each of Moody’s, S&P, Fitch and, if any of Moody’s, S&P or Fitch ceases to exist or ceases to rate the Senior Notes (other than any Permanent Financing that is not customarily rated) for reasons outside of the control of the Borrower, any other nationally recognized statistical rating organization selected by the Borrower as a replacement agency.

“Ratings Decline Period”: the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by the Borrower or a shareholder of the Borrower, as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Senior Unsecured Notes of the applicable series, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Receivables Financing”: any transaction or series of transactions that may be entered into by Parent, the Borrower or any Restricted Subsidiary pursuant to which Parent or any Group Member may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by Parent or any Group Member) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of Parent or any Group Member.

“Reference Rate”: (a) with respect to the Loans comprising each Eurodollar Borrowing for each day during each Interest Period with respect thereto, a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing and (b) with respect to any ABR Loan, the Alternate Base Rate.

“Register”: as defined in Section 9.4(b)(v).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC (or any securities regulator outside the United States).

“Regulation”: The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

“Regulation FD”: Regulation FD as promulgated by the SEC under the Exchange Act, as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, members, trustees, managers, controlling persons, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Release”: any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure or facility.

“Remedial Work”: any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations required by any Environmental Law.

“Reply Amount”: as defined in Section 2.12(f)(ii).

“Reply Discount Price”: as defined in Section 2.12(f)(ii).

“Reportable Event”: any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. Part 4043.

“Required Lender Consent Items”: as defined in Section 9.4(f).

“Required Lenders”: at any time, the holders of more than 50.0% of (a) until the Closing Date, the Commitments and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding; provided that the Aggregate Exposure and Commitments of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Required Prepayment Amount”: as defined in Section 2.14(g).

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation, official administrative pronouncement, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or director of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or director of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Amount”: as defined in Section 2.14(i).

“Restricted Subsidiary”: of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

“Return Bid”: as defined in Section 2.12(f)(ii).

“Rule 3-16 Capital Stock”: any Equity Interests of any Subsidiary, in the event that Rule 3-16 or 13-02 of Regulation S-X require or are amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements or summarized financial information of any such Subsidiary individually or on a combined basis due to the fact that such Subsidiary’s Equity Interests secure any registered debt securities (including any related note guarantees); provided that such Equity Interests shall automatically be deemed (in accordance with the terms of the applicable Security Document) not to be part of the Collateral securing the Obligations and such registered debt securities and related note guarantees only to the extent necessary to not be subject to such requirement.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and its successors.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions the Borrower or any Restricted Subsidiary sells substantially all of its right, title and interest in any property and, in connection therewith, the Borrower or a Restricted Subsidiary acquires, leases or licenses back the right to use all or material portion of such property.

“Sanctions”: as defined in Section 3.21(b).

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: collectively, the Administrative Agent, the Collateral Trustee, the Arrangers, the Lenders, each provider of Cash Management Services under a Cash Management Agreement, each counterparty to any Hedge Agreement the obligations under which constitute Designated Hedging Obligations, and the Indemnitees.

“Securities Act”: the Securities Act of 1933, as amended.

“Security Documents”: the collective reference to the Collateral Agreement, any US IP Security Agreements and all other security documents hereafter delivered to the Administrative Agent or the Collateral Trustee granting (or purporting to grant) a Lien on any Property of any Loan Party to secure any Obligations.

“Senior Credit Agreement” means (a) the Credit Agreement, dated as of April 1, 2020 by and among the Borrower, as borrower, the financial institutions from time to time parties thereto and Deutsche Bank AG New York Branch, as administrative agent, together with the related documents thereto (including any term loans and revolving loans thereunder, any guarantees and security documents), as further amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and (b) any agreement (and related document) governing indebtedness which is incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under the Senior Credit Agreement or a successor Senior Credit Agreement, whether by the same or any other lender or group of lenders.

“Senior Credit Facilities”: the credit facilities under the Senior Credit Agreement.

“Senior/Junior Intercreditor Agreement”: a senior lien priority / junior lien priority intercreditor agreement between or among the Administrative Agent, the Collateral Trustee and one or more Senior Representatives for holders of Indebtedness secured by any of the Collateral, as shall be reasonably satisfactory to the Administrative Agent and the Borrower.

“Senior Notes”: the collective reference to the Senior Unsecured Notes, the Senior Sprint Notes and the Senior Secured Notes.

“Senior Officer”: any individual holding the position of chief executive officer, president, chief financial officer or chief operating officer of any Group Member. Unless otherwise specified, all references herein to a Senior Officer mean a Senior Officer of the Borrower.

“Senior Pari Passu Intercreditor Agreement”: the Collateral Trust Agreement or another Senior Pari Passu Intercreditor Agreement, dated as of the Closing Date, substantially in the form of Exhibit F hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Senior Representative”: with respect to any Indebtedness permitted to be secured by the Collateral under this Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Notes”: senior secured notes issued by the Borrower from time to time to replace all or a portion of Loans.

“Senior Sprint Notes”: the (i) 7.250% Senior Notes due 2021 of Sprint, (ii) 7.875% Senior Notes due 2023 of Sprint, (iii) 7.125% Senior Notes due 2024 of Sprint, (iv) 7.625% Senior Notes due 2025 of Sprint, (v) 7.625% Senior Notes due 2026 of Sprint, (vi) 7.000% Senior Notes due 2020 of Sprint Communications, Inc., (vii) 11.500% Senior Notes due 2021 of Sprint Communications, Inc., (viii) 6.000% Senior Notes due 2022 of Sprint Communications, Inc., (ix) 6.875% Senior Notes due 2028 of Sprint Capital Corporation and (x) 8.750% Senior Notes due 2032 of Sprint Capital Corporation.

“Senior Unsecured Notes”: the senior unsecured notes issued pursuant to the Senior Unsecured Notes Base Indenture on or after April 28, 2013 (and any Registered Equivalent Notes in respect thereof).

“Senior Unsecured Notes Base Indenture”: the Base Indenture, dated as of April 28, 2013, among the Borrower, each of the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee.

“Significant Subsidiary”: any Restricted Subsidiary that as of the end of the most recent fiscal quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Solvent”: with respect to any Person, as of any date of determination, (a) the fair value of the assets of such Person exceeds the amount of all debts and liabilities of such Person, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of the debts and other liabilities of such Person, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) such Person is not engaged in, and is not about to be engaged in, business for which it has unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Debt Incurrence”: any incurrence of Indebtedness, other than:

(a) Indebtedness under the Facility or the Senior Credit Facilities;

(b) any Indebtedness, whether incurred before or after the Closing Date, permitted to be incurred or that would have been permitted to be incurred by Section 5.1(a)(viii) of the Business Combination Agreement (except, on or after the Closing Date, any Indebtedness (I) under subclause (B) thereof other than within 12 months of the existing maturity date of such Indebtedness (but without giving effect to the proviso to Section 5.1(a)(viii) of the Business Combination Agreement)) and (II) under subclause (E) thereof) or Sections 5.1(b)(viii)(A), (B) (only within 12 months of the existing maturity date of such Indebtedness unless the Majority Bridge Lead Arrangers (as defined in the Fee Letter) approve in their sole discretion), (C), (D) and (F) of the Business Combination Agreement;

(c) Indebtedness permitted to be incurred pursuant to clauses (ii), (iv), (v), (vi), (xiii), (xv), (xviii), (xxi), (xxiv), (xxvi) and (xxvii) of Section 6.3(b) of the Senior Credit Agreement as in effect on the Closing Date; and

(d) any other Indebtedness that does not constitute Indebtedness for Borrowed Money.

“Specified Event of Default”: any Event of Default under Section 7.1(a), 7.1(g) or 7.1(h).

“Specified Representations”: the representations and warranties with respect to the Borrower and the Guarantors set forth in this Agreement under:

(i) Section 3.3(a) (solely as it relates to the due organization or incorporation and valid existence of the Loan Parties);

(ii) the first two sentences of Section 3.4;

(iii) Section 3.5(b) (solely in respect of the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Person is a party);

(iv) Section 3.7 (solely in respect of an Event of Default of the Borrower or Parent (but not, for the avoidance of doubt, any Restricted Subsidiary) under Section 7.1(g) or (h));

(v) Section 3.11;

(vi) Section 3.14;

(vii) the first sentence of Section 3.19 (subject to the last paragraph of Section 4.1);

(viii) Section 3.20;

(ix) Section 3.21(a)(ii);

(x) the last sentence of Section 3.21(a); and

(xi) the last sentence of Section 3.21(b).

“Spectrum”: frequencies of electromagnetic spectrum used to provide fixed or mobile communications services as licensed or authorized by the FCC.

“Spectrum SPV Equity Interests” means 100% of the Equity Interests in Sprint Spectrum Depositor LLC, Sprint Spectrum Depositor II LLC, Sprint Spectrum Depositor III LLC and any other SPV Holdco.

“Spot Rate”: on any day, with respect to any currency (the “Initial Currency”), the rate at which such currency may be exchanged into another currency (the “Exchange Currency”), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for the Initial Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent (in consultation with the Borrower), or, in the absence of such available service, such Spot Rate shall instead be the arithmetic average of the exchange rates of the Administrative Agent in the market where its foreign currency exchange operations in respect of the Initial Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of the Exchange Currency for delivery two Business Days later; provided that if at the time of any such determination, no such exchange rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Sprint”: Sprint Corporation, a Delaware corporation.

“Sprint Towers Transaction Agreements”: (i) the towers transactions agreements entered into prior to the Closing Date by Sprint Corporation or its affiliates and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“SPV Holdco”: a Subsidiary of the Borrower that owns no material assets other than Equity Interests in one or more Permitted Spectrum Financing Subsidiaries, or in any holding company that owns no material assets other than Equity Interests in one or more Permitted Spectrum Financing Subsidiaries but excluding, if otherwise deemed to be an SPV Holdco, any Existing Sprint Spectrum Subsidiary.

“Standard Securitization Undertakings”: representations, warranties, covenants and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and limited recourse guarantees, performance guarantees and servicing obligations undertaken, by any Group Member in connection with a Permitted Receivables Financing, a Permitted Spectrum Financing or a Permitted Tower Financing of a character appropriate for the assets being securitized and which have been negotiated at arm’s length with an unaffiliated third party. For the avoidance of doubt, the undertakings included in the Existing Sprint Spectrum Financing Documents (and substantially similar undertakings to the foregoing in any similar arrangements) constitute Standard Securitization Undertakings.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Class”: as defined in Section 2.12(f)(i).

“Subsidiary”: with respect to any specified Person:

(a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(b) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantors”: collectively, the Guarantors that are Subsidiaries of the Borrower.

“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agents”: Barclays Bank PLC, Credit Suisse Loan Funding LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and RBC Capital Markets.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of Borrower (taken as one accounting period) then most recently ended for which internal financial statements are available immediately preceding the date on which the action for which such calculation is being made shall occur.

“Total First Lien Net Leverage Ratio”: as of the last day of any period, the ratio of (a) (i) the Consolidated Indebtedness of such Person as of such date that constitutes First Lien Obligations (including, in any event, the aggregate amount of all Consolidated Indebtedness constituting Permitted Spectrum Financings) less (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date (it being agreed that cash and Cash Equivalents restricted in favor of the Administrative Agent or Collateral Trustee (which may also include cash and Cash Equivalents securing other Indebtedness that is secured on a pari passu or junior basis with the Obligations and subject to the terms of an Intercreditor Agreement, so long as the holders of such other Indebtedness do not have the benefit of a control agreement or other equivalent method of perfection (unless the Administrative Agent or Collateral Trustee also has the benefit of a control agreement or other equivalent method of perfection)) shall not be deemed to be restricted by virtue of such restriction) to (b) the Consolidated Cash Flow of such Person for such period, calculated on a Pro Forma Basis for such period, and with such pro forma adjustments to Consolidated Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set out in Section 1.5 and the provisions of the second and third paragraph of this definition.

For purposes of making the computation referred to above:

(a) pro forma effect shall be given to Pro Forma Transactions (including giving pro forma effect to any related financing transactions and the application of proceeds of any Pro Forma Transaction) that occur during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Total First Lien Net Leverage Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(b) pro forma effect shall be given to any transaction (including the application of proceeds thereof) that has been made by any Person that has become a Restricted Subsidiary of the Borrower or has been merged with or into the Borrower or any Restricted Subsidiary during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Total First Lien Net Leverage Ratio is to be calculated and that would have constituted a Pro Forma Transaction had such transactions occurred when such Person was a Restricted Subsidiary, as if such transaction was a Pro Forma Transaction that occurred on the first day of such four-quarter period;

(c) to the extent that the pro forma effect of any transaction is to be made pursuant to clause (a) or (b) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income;

(d) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (a) and (b) above), which disposition or discontinuation, as applicable, has been completed prior to the date on which the Total First Lien Net Leverage Ratio is to be calculated, shall be excluded;

(e) any Person that is a Restricted Subsidiary on the date on which the Total First Lien Net Leverage Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(f) any Person that is not a Restricted Subsidiary on the date on which the Total First Lien Net Leverage Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For the avoidance of doubt, if the Total First Lien Net Leverage Ratio is determined for any period commencing prior to the date that is four fiscal quarters after the fiscal quarter during which the Closing Date occurs, the Total First Lien Net Leverage Ratio shall be calculated giving pro forma effect to the Transactions as if the Transactions had occurred on the first day of the four-quarter reference period.

“Towers Transactions”: the transactions contemplated by the Towers Transactions Agreements.

“Towers Transactions Agreements”: the Crown Towers Transaction Agreements, the Phoenix Towers Transaction Agreements and the Sprint Towers Transaction Agreements.

“Transaction Costs”: all fees (including original issue discount), costs and expenses incurred by Parent or any Group Member in connection with the Transactions.

“Transactions”: the collective reference to (a) the consummation of the Acquisition, (b) the execution, delivery and performance by the Borrower and each other Loan Party of this Agreement and each other Loan Document required to be delivered hereunder, the borrowing of Loans and the use of proceeds thereof, (c) the incurrence of the Senior Credit Facilities and the use of proceeds thereof, (d) the consummation of the Closing Date Refinancing and (e) the payment of the Transaction Costs.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “US”: the United States of America.

“Unrestricted Subsidiary”: (i) the Subsidiaries existing on the Closing Date and listed on Schedule 1.1(c), (ii) any Subsidiary of the Borrower that is designated by the Borrower as such pursuant to Section 5.13 and (iii) any Subsidiary of an Unrestricted Subsidiary.

“Unsecured Guarantor”: (i) each of Sprint, Sprint Communications, Inc. and Sprint Capital Corporation and (ii) each Unsecured SPV Holdco.

“Unsecured SPV Holdco”: any SPV Holdco listed on Schedule 1.1(d) as of the Closing Date or any other SPV Holdco with respect to which the Borrower has made an Unsecured SPV Holdco Election; provided that such Unsecured SPV Holdco does not Guarantee (other than a Guarantee that is subordinated in right of payment to such SPV Holdco’s Guarantee of the Obligations) the Existing T-Mobile Notes or any other Indebtedness other than (i) the Senior Secured Notes or any other secured notes, (ii) any other Indebtedness that constitutes First Lien Obligations or (iii) any Indebtedness of Subsidiaries of such SPV Holdco.

“Unsecured SPV Holdco Election”: an election of the Borrower, by written notice to the Administrative Agent, to cause the Guarantee by any SPV Holdco to become unsecured.

“US Dollar Equivalent”: on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in a Foreign Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Spot Rate with respect to such Foreign Currency at the time in effect for such amount.

“US Dollars” and “$”: lawful currency of the United States.

“US IP Security Agreements”: the collective reference to each Intellectual Property Security Agreement required to be entered into and delivered pursuant to the terms of this Agreement and the Security Documents, in each case, in substantially the form of Exhibit A to the Collateral Agreement.

“US Patent Rights”: (i) all patents of the United States, all reexaminations, reissues and extensions thereof, (ii) all applications for patents of the United States and all divisions, continuations and continuations-in-part thereof, (iii) all rights to obtain any reissues or extensions of the foregoing and (iv) all agreements, whether written or oral, providing for the grant for the grant by or to the Borrower or any Subsidiary Guarantor of any right to manufacture, use or sell any invention or design covered in whole or in part by any of the foregoing.

“US Tax Compliance Certificate”: as defined in Section 2.19(e)(B)(3).

“US Trademark Rights”: (i) all trademarks, trade names, service marks or logos, and all goodwill associated therewith, now existing or hereafter adopted or acquired, that have been registered or are the subject of an application to register filed in the United States Patent and Trademark Office or in any similar office or agency of the United States or any State thereof, including all registrations and recordings thereof, and all applications in connection therewith, (ii) the right to obtain all renewals of any of the foregoing, and (iii) any agreement, whether written or oral, providing for the grant by or to the Borrower or any Subsidiary Guarantor of any right to use any of the foregoing.

“Voting Stock”: of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i) the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;

(ii) Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v) [reserved];

(vi) unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii) unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder); and

(viii) capitalized terms not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the discharge or payment in full in cash of all of the Obligations (excluding contingent reimbursement and indemnification obligations, Designated L/C Facilities Obligations, Cash Management Obligations and Designated Hedging Obligations, in each case, that are not then due and payable).

1.3 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or an “ABR Borrowing”).

1.4 Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

(b) [reserved].

(c) If at any time a change in GAAP would affect the computation of any financial ratio, standard of term set forth in any Loan Document, and the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, standard or term to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Borrower); provided that, until so amended, such ratio, standard or term shall continue to be computed in accordance with GAAP immediately prior to such change therein, and the Borrower shall provide to the Administrative Agent and the Lenders within fifteen (15) days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of the Borrower setting forth in reasonable detail the differences that would have resulted if such financial statements had been prepared giving effect to such change; provided, further, that, to the extent any such change would have a negative impact on the Borrower with respect to any ratio, financial calculation, financial reporting item or requirement computation, the Borrower may (in its sole discretion) elect to compute or report such ratio, financial calculation, financial reporting item or requirement in accordance with GAAP as changed and accordingly, if such an election is made, the Borrower shall not be required to deliver the written statement described in the immediately preceding proviso with respect thereto. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 or FASB ASC 825 (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent, the Borrower or any of the Restricted Subsidiaries at “fair value”, as defined therein and (ii) the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of Financial Accounting Standards No. 133, 150 or 123(R) or any other financial accounting standard having a similar result or effect (to the extent that the pronouncements in Financial Accounting Standards No. 123(R) result in recording an equity award as a liability on a consolidated balance sheet of Parent, the Borrower and the Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity).

1.5 Pro Forma Calculations; Certain Calculations and Tests. (a) Notwithstanding anything to the contrary herein, the Consolidated Cash Flow and the Total First Lien Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.5.

(b) In the case of the incurrence of any Liens or any transaction of the types contemplated in Section 6.2, or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, in each case in connection with a Limited Condition Transaction, at the Borrower’s option (an “LCT Election”), the relevant ratios and baskets shall be determined, accuracy of representations and warranties (other than Specified Representations) shall be determined, and any Default or Event of Default blocker (other than any Specified Event of Default) shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Transaction are entered into or the notice of redemption in connection therewith is given (the “LCT Test Date”), and calculated as if the acquisition or other transaction, and other pro forma events in connection therewith, were consummated on such date. If the Borrower has made such an LCT Election, then in connection with any subsequent calculation of any ratio or basket with respect to the incurrence of any Liens or any transaction of the types contemplated in Section 6.2, or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, or any calculation of any ratio or basket for any other purpose, on or following the relevant LCT Test Date and prior to the earlier of the date on which such transaction is consummated or the definitive agreement therefor is terminated, any such ratio shall be calculated on a pro forma basis assuming such Limited Condition Transaction, and other pro forma events in connection therewith (including any incurrence of Indebtedness), have been consummated.

(c) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any Total First Lien Net Leverage Ratio test or the amount of Consolidated Cash Flow) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amounts and (b) the entire transaction shall be calculated on a Pro Forma Basis. In addition, for the avoidance of doubt, any Indebtedness (and associated Liens), Investments, liquidations, dissolutions, mergers, consolidations, dividends or any prepayments of Indebtedness incurred or otherwise effected in reliance on Fixed Amounts shall be automatically reclassified under the applicable Incurrence-Based Amounts at any time if the applicable ratio for such Incurrence-Based Amounts is satisfied on a Pro Forma Basis.

1.6 Classification of Permitted Items. For purposes of determining compliance at any time with Section 6.1, in the event that any Lien meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section 6.1, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time of determination, and may be reclassified from time to time to be permitted under any one or more of such clauses to the extent meeting the criteria thereunder as of the time of reclassification.

1.7 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.8 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day (except as specifically provided in the definition of “Interest Period”).

1.9 Currency Equivalents Generally.

(a) For purposes of determining compliance with Section 6.1 with respect to any amount of Indebtedness in a currency other than US Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness is incurred (so long as such Indebtedness, at the time incurred, was permitted hereunder).

(b) For purposes of determining the Total First Lien Net Leverage Ratio, amounts denominated in a currency other than US Dollars will be converted to US Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the US Dollar Equivalent of such Indebtedness.

1.10 LIBOR Replacement.

(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Borrower notifies the Administrative Agent that, in its determination:

(i) adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, including, without limitation, because the Interpolated Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or

(ii) the administrator of the Interpolated Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate or the Interpolated Screen Rate shall no longer be made available, or used for determining the interest rate of loans, or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after receipt by the Administrative Agent of such notice, the Borrower and the Administrative Agent may amend this Agreement to replace the LIBO Rate with an alternative benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such alternative benchmarks (any such rate, a “LIBO Successor Rate”), together with any LIBO Successor Rate Conforming Changes, and any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower, unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that the Required Lenders do not accept such amendment.

Notwithstanding anything else herein, in no event shall such LIBO Successor Rate be less than zero for purposes of this Agreement.

(b) The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 1.10(a) of this Agreement, such Section 1.10(a) provides a mechanism for determining an alternative rate of interest. The Administrative Agent may amend this Agreement together with the Borrower, pursuant to Section 1.10(a), in advance of or after any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 1.10(a), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a Loan to the Borrower on the Closing Date in US Dollars in an amount for each such Lender not to exceed the amount of the Commitment of such Lender on the Closing Date. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9. The Commitments in effect on the Closing Date shall terminate upon the making of the Loans on the Closing Date or as otherwise set forth in Section 2.10.

2.2 Procedure for Borrowing Loans. The Borrower shall deliver to the Administrative Agent a Borrowing Request, not later than 11:00 a.m., New York City time, one Business Day before the anticipated Closing Date requesting that the Lenders make the Loans on the Closing Date. Such Borrowing Request may state that it is conditioned upon one or more conditions precedent, including the closing of the Acquisition, in which case such Borrowing Request may be revoked or automatically terminated if such conditions are not satisfied. The Borrowing Request must specify (i) the principal amount of the Loans to be borrowed, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans to be borrowed, (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and (v) the location and number of the account(s) to which funds are to be disbursed, which shall comply with the requirements of Section 2.8. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Upon receipt of such Borrowing Request, the Administrative Agent shall promptly notify each Lender thereof. Not later than 9:00 a.m., New York City time (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1), on the Closing Date each Lender shall promptly thereafter make available to the Administrative Agent an amount in immediately available funds equal to the Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders, in like funds as received by the Administrative Agent.

2.3 Repayment of Loans. The principal amount of the Loans shall be repaid on the Maturity Date in an amount equal to the aggregate principal amount of all Loans outstanding on such date. Any Loans paid or prepaid may not be reborrowed.

2.4 [Reserved].

2.5 Loans and Borrowings.

(a) The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Subject to Section 2.16, each Borrowing shall be comprised entirely of (A) ABR Loans or (B) Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1.0 million. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not, at any time, be more than a total of thirty Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

2.6 [Reserved].

2.7 [Reserved].

2.8 Funding of Borrowings. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, such Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.9 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.9. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.9, the Borrower shall notify the Administrative Agent of such election by telephone or email by (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion) or (ii) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion). Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.5:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period (x) of one month’s duration, in the case of a conversion of an ABR Borrowing to a Eurodollar Borrowing, and (y) of the same duration as the Interest Period then ending, in the case of a continuation of a Eurodollar Borrowing.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be continued as a Eurodollar Borrowing having the same Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (x) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (y) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.10 Termination of Commitments. The Commitments shall automatically terminate upon the making of the Loans on the Closing Date and, in any event, not later than 11:59 p.m., New York City time, on the Closing Date.

2.11 Evidence of Debt.

(a) [Reserved];

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) of this Section 2.11 shall be conclusive, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided further, that in the event of any conflict between the entries in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.11 and the entries in the Register maintained pursuant to Section 9.4(b)(v), the entries in the Register shall prevail.

(e) Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in the form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

2.12 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (but subject to Section 2.18), subject to prior notice in accordance with paragraph (c) of this Section 2.12.

(b) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section 2.12. Each optional or mandatory prepayment of Loans shall be applied ratably to the Loans so prepaid (based on the respective outstanding principal amounts thereof).

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or, in accordance with the second paragraph of Section 9.1, e-mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion), or (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment may be conditioned upon one or more conditions precedent, in which case such notice of prepayment may be revoked or automatically terminated if such conditions precedent are not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an integral multiple of $10.0 million and not less than $50.0 million. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15. Other than a repayment pursuant to Section 2.21(c), each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.

(d) Notwithstanding anything to the contrary set forth in this Agreement (including the final sentence of Section 2.12(c) or Section 2.20(c)) or any other Loan Document, the Purchasing Borrower Parties shall have the right at any time and from time to time to purchase Loans by way of assignment in accordance with Section 9.4(g), including pursuant to a Dutch Auction in accordance with Section 2.12(f).

(e) [Reserved].

(f) Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Loans, so long as no Default or Event of Default has occurred and is continuing, any Purchasing Borrower Party may repurchase outstanding Loans in negotiated open market purchases pursuant to Section 9.4(g) or pursuant to this Section 2.12(f) (without prejudice to such Purchasing Borrower Party’s rights to repurchase outstanding Loans in accordance with Section 9.4(g)) on the following basis:

(i) Any Purchasing Borrower Party may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the Loans (the “Subject Class”) by providing written notice to the Administrative Agent (for distribution to the Lenders) of the Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (w) the total cash value of the bid, in a minimum amount of $5.0 million with minimum increments of $1.0 million (the “Auction Amount”), (x) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Loans at issue that represents the range of purchase prices that could be paid in the Auction, (y) the time when the bid expires and (z) any other conditions to which the bid is to be subject;

(ii) In connection with any Auction, each Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”), which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (x) a discount to par expressed as a percentage (the “Reply Discount Price”), which must be within the Discount Range, and (y) a principal amount of Loans which must be in increments of $1.0 million or in an amount equal to the Lender’s entire remaining amount of such Loans (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Assumption in a form reasonably acceptable to the Administrative Agent;

(iii) Based on the Reply Discount Prices and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount Price for which a Purchasing Borrower Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow such Purchasing Borrower Party to complete a purchase of the entire Auction Amount, such Purchasing Borrower Party shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount Price. Any Purchasing Borrower Party shall purchase Loans (or the respective portions thereof) from each Lender with a Reply Discount Price that is equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided further, that if the aggregate proceeds required to purchase all Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due;

(iv) In connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. Each purchase of Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines, rounding amounts, type and Interest Period of accepted Loans, and calculation of the Applicable Discount referred to above) established by the Administrative Agent and agreed to by the Borrower; and

(v) The repurchases by any Purchasing Borrower Party of Loans pursuant to this Section 2.12(f) shall be subject to the following conditions: (A) the Auction is open to all Lenders of the Subject Class on a pro rata basis, (B) no Default or Event of Default has occurred or is continuing or would result therefrom, (C) the applicable Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the Qualifying Lender (it being agreed that no Purchasing Borrower Party shall be required to make a representation that, as of the date of any such purchase or assignment, it is not in possession of any MNPI with respect to Parent, the Borrower, their respective Subsidiaries or their respective securities) and (D) any Loans repurchased pursuant to this Section 2.12(f) shall be automatically and permanently canceled upon acquisition thereof by the Purchasing Borrower Party.

2.13 Fees.

(a) Duration Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a duration fee on each date set forth below (payable in the case of the last three dates below only if the Maturity Date has been extended past such dates in accordance with Section 2.23) in an amount equal to the percentage set forth opposite such date of the aggregate principal amount of Loans held by such Lender on such date:

Date	Duration Fee Percentage
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.50%
270 days after the Closing Date	0.50%
364 days after the Closing Date	0.50%
454 days after the Closing Date	0.75%
544 days after the Closing Date	0.75%
634 days after the Closing Date	0.75%

(b) Maturity Extension Fee. If the Maturity Date is being extended in accordance with Section 2.23, the Borrower shall pay to the Administrative Agent for the account of each Lender an extension fee equal to twenty-five hundredths of one percent (0.25%) of the amount of such Lender’s Loans so extended. Such fee shall be due and payable in full on the effective date of each such extension.

(c) Other Fees. The Borrower agrees to pay to the Administrative Agent and the Arrangers (and their respective affiliates) the fees in the amounts and on the dates set forth in any fee letter with such Persons and to perform and other obligations contained therein.

2.14 Mandatory Prepayments.

(a) If Indebtedness is incurred by any Group Member pursuant to a Specified Debt Incurrence, then on the date of such incurrence, an amount equal to 100% of the Net Cash Proceeds thereof in excess of the Mandatory Prepayment Cap shall be applied to the prepayment of the Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(f).

(b) If any Group Member consummates an Asset Sale, then subject to Section 2.14(i), on the date of such incurrence, an amount equal to 100% of the Net Cash Proceeds thereof in excess of the Mandatory Prepayment Cap shall be applied to the prepayment of the Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(f).

(c) The Borrower shall have the option to repay any loans outstanding under the Senior Credit Facilities (in the case of the revolving facility thereunder, to be accompanied by a permanent commitment reduction) in lieu of any amount otherwise required to be applied to prepay Loans pursuant to clause (a) or (b) above.

(d) [Reserved].

(e) [Reserved].

(f) Amounts to be applied pursuant to this Section 2.14 shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans; provided, however, that the Borrower may elect that the remainder of such prepayments not applied to prepay ABR Loans be held by the Borrower and applied to prepay the Eurodollar Loans on the last day of the next expiring Interest Period for Eurodollar Loans; provided that (A) interest shall continue to accrue thereon at the rate otherwise applicable under this Agreement to the Eurodollar Loan in respect of which such deposit was made, until such amounts are applied to prepay such Eurodollar Loan, and (B) at any time while an Event of Default has occurred and is continuing, upon written direction from the Required Lenders, the Administrative Agent shall, apply any or all of such amounts to the payment of Eurodollar Loans.

(g) Notwithstanding anything in this Section 2.14 to the contrary, if any amount shall be required to be applied to prepay Loans pursuant to clauses (a) or (b) above (such amount, the “Required Prepayment Amount”), and at the time that any such prepayment would be required, the Borrower is required to, or required to offer to, repurchase or redeem or repay or prepay any other Indebtedness secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness (such other Indebtedness, “Other Applicable Indebtedness”), then the Borrower may apply such Required Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or repayment of Other Applicable Indebtedness, and the amount of the prepayment of the Loans that would have otherwise been required pursuant to this Section 2.14 shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness so repurchased or repaid, the declined amount shall promptly (and in any event within five Business Days after the date of such rejection, or, if later, the date on which the portion of the Required Prepayment Amount allocated to the Loans are applied to prepayment of the Loans) be applied to prepay the Loans in accordance with the terms hereof (to the extent such amount would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding).

(h) Notwithstanding anything in this Section 2.14 to the contrary, any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile or, in accordance with the second paragraph of Section 9.1, e-mail) at least one Business Day prior to the required prepayment date, to decline all of any mandatory prepayment of its Loans pursuant to clause (b) of this Section 2.14, in which case the aggregate amount of the prepayment that would have been applied to prepay Loans but was so declined may be retained by the Group Members.

(i) Notwithstanding the foregoing, all prepayments referred to in clause (b) above are subject to permissibility of upstreaming the applicable cash flow or cash proceeds under (i) local law (e.g. financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (ii) material organizational document restrictions as a result of minority ownership. Further, if the Borrower determines in good faith that any Group Member would incur a material adverse tax liability (taking into account, for the avoidance of doubt, any applicable withholding taxes), if all or a portion of the cash flow or cash proceeds referred to above attributable to a Foreign Subsidiary (or any direct or indirect Subsidiary thereof) were repatriated (a “Restricted Amount”), the amount that the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as the relevant Restricted Subsidiary may upstream or transfer such Restricted Amount without incurring such tax liability.

2.15 Interest.

(a) Subject to Section 9.17, each Loan shall bear interest at the Reference Rate plus the Applicable Margin.

(b) Following the occurrence and during the continuation of a Specified Event of Default, the Borrower shall pay interest on overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section 2.15 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.15.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section 2.15 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be, in the case of ABR Loans based on the Prime Rate). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

2.16 Alternate Rate of Interest. Subject to Section 1.10 (which shall apply solely in the circumstances set forth therein), if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be deemed to be converted into a request for a Borrowing of ABR Loans in the amount specified therein.

2.17 Increased Costs.

(a) If any Change in Law shall:

(i) subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by or any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (excluding any condition relating to Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of clause (i) above, to the Administrative Agent or such Lender, as the case may be) of making or maintaining any Eurodollar Loan (or in the case of clause (i) above, any Loan) (or of maintaining its obligation to make any such Loan) or to increase the cost to the Administrative Agent or such Lender, as the case may be, or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender, as the case may be, hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered; provided, in each case, that the Administrative Agent or such Lender certifies that it has requested such payments from similarly situated borrowers.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction; provided, in each case, that the Administrative Agent or such Lender certifies that it has requested such payments from similarly situated borrowers.

(c) A certificate of a Lender setting forth in reasonable detail the matters giving rise to a claim under this Section 2.17 by such Lender or such Lender’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise cause economic, legal or regulatory disadvantage to such Lender.

2.18 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is conditional as contemplated by Section 2.12(c) and such condition is not satisfied) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted

LIBO Rate (determined without regard to the proviso in the definition thereof) that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and in the same currency and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18 shall be delivered to the Borrower and shall be conclusive absent manifest error. Absent manifest error in the determination of such amount, the Borrower shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.

2.19 Taxes.

(a) All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by any Requirement of Law. If any applicable Withholding Agent shall be required (as determined by such Withholding Agent in its good faith discretion) by any Requirement of Law to deduct or withhold any Taxes from such payments, then (i) in the case of deduction or withholding for Indemnified Taxes the sum payable shall be increased by the applicable Loan Party as necessary so that after all required deductions have been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19(a)) the Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions or withholdings and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from any payment to such Administrative Agent or Lender, as the case may be (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, and shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority, the Borrower or such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from US Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party with respect to payments of interest under any Loan Document, two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax;

(2) two executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no interest payments under any Loan Documents are effectively connected with such Foreign Lender’s conduct of a United States trade or business (a “US Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner (e.g., where the Lender is a partnership or a participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of such direct and indirect partner(s);

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form or other documentation prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in US Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine any withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to US Federal withholding Tax imposed pursuant to FATCA if such Lender fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, on or before the date it becomes a party to this Agreement and from time to time thereafter upon the request of the Borrower or the Administrative Agent, such documentation prescribed by any applicable Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or other documentation it previously delivered pursuant to this Section 2.19(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or other documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender pursuant to this Section 2.19(e). Notwithstanding anything to the contrary in this Section 2.19(e), no Lender shall be required to deliver any documentation pursuant to this Section 2.19(e) that such Lender is not legally eligible to deliver.

(f) On or prior to the date on which it becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower either (1) a duly completed IRS Form W-9 certifying that it is exempt from US Federal backup withholding tax or (2) (x) with respect to payments received for the account of a Lender, a duly completed IRS Form W-8IMY evidencing the Administrative Agent’s agreement to be treated as a United States person for U.S. federal withholding tax purposes and assuming primary responsibility for U.S. federal income tax withholding and (y) a duly completed IRS Form W-8ECI

(with respect to payments for which the Administrative Agent is the beneficial owner). The Administrative Agent shall, whenever any documentation described in the preceding sentence expires or becomes obsolete or inaccurate in any respect, deliver promptly to the Borrower updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower) or promptly notify the Borrower of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 2.19(f), no Administrative Agent shall be required to deliver any documentation that such Administrative Agent is not legally eligible to deliver as a result of any Change in Law after the Closing Date.

(g) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the applicable Loan Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.19(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19(g), in no event will the Administrative Agent or such Lender be required to pay any amount to a Loan Party pursuant to this Section 2.19(g) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(h) Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.20 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.17, 2.18, and 2.19 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 1:00 p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 200 West Street, New York, New York 10282, except that payments pursuant to Section 2.17, 2.18, 2.19, 9.3 or pursuant to the Dutch Auction Procedures shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient recorded in the Register promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be not payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in US Dollars and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in US Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including Sections 2.21(b) or (c) and 9.4(g)) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted under this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of clause (b) of the definition of “Excluded Taxes”, a Lender that acquires a participation pursuant to this Section 2.20(c) shall be treated as having acquired such participation on the date(s) on which such Lender acquired the applicable interest(s) in the Loan(s) to which such participation relates.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.8, 2.20(d) or 8.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.21 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or issues any notice under Section 2.24, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19 or eliminate the need for the notice pursuant to Section 2.24, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise cause material economic, legal or regulatory disadvantage to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.17, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender (or its Participant) or any Governmental Authority for the account of any Lender pursuant to Section 2.19 or if any Lender becomes a Defaulting Lender, or delivers a notice pursuant to Section 2.24, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement (other than surviving rights to payments pursuant to Section 2.17 or 2.19) and the related Loan Documents to an assignee (other than a Disqualified Lender) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation, or to have its Commitments terminated and its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to terminate such Commitments and repay such obligations, cease to apply.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders, and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to either (i) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all or the affected portion of its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (other than a Disqualified Lender); provided that (A) all Obligations (other than Designated Hedging Obligations, Designated L/C Facilities Obligations, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment the Borrower, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the Administrative Agent if so required thereunder); provided that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender, such Non-Consenting Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the Obligations (other than Designated Hedging Obligations, Designated L/C Facilities Obligations, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender, (D) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate (on a non-pro rata basis) the Commitment of such Non-Consenting Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans held by such Non-Consenting Lender as of such termination date; provided that such termination shall be sufficient (together with all other consenting Lenders and all other assignments or terminations under this Section 2.21(c)) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents.

(d) Each Lender agrees that if it is replaced pursuant to this Section 2.21, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 2.21 to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled upon such failure. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of clause (b) or (c) of this Section 2.21.

2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, so long as such Lender is a Defaulting Lender, the Commitments and Aggregate Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided that this paragraph shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided further, that no amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (1), (2) or (3) of Section 9.2(b)(x) may be made without the consent of such Defaulting Lender.

2.23 Extension of Maturity Date. The Borrower shall have the right, exercisable two times, to extend the Maturity Date by 182 days for each extension. The Borrower may exercise such right only by the Borrower executing and delivering to the Administrative Agent at least three (3) Business Days prior to the current Maturity Date, a written request for such extension (an “Extension Request”). The

Administrative Agent shall forward to each Lender a copy of the Extension Request delivered to the Administrative Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Maturity Date shall be extended for 182 days effective upon receipt of the Extension Request and payment of the fee referred to in the following clause (b) (and all other interest and fees due and payable on or prior such Extension Request): (a) immediately prior to such extension and immediately after giving effect thereto, no Specified Event of Default shall exist and (b) the Borrower shall have paid the fees payable under Section 2.13(b).

2.24 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.17.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2019 and the related pro forma consolidated statement of income of Parent and its Subsidiaries for the 12-month period ended December 31, 2019 have been prepared in good faith, based on assumptions believed by Parent to be reasonable as of the date of delivery thereof, and fairly present in all material respects on a pro forma basis the estimated pro forma financial position of Parent and its Subsidiaries as at December 31, 2019, assuming that the consummation of the Transactions had actually occurred at such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(b) The audited consolidated balance sheets as at December 31, 2017, December 31, 2018 and December 31, 2019 and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for Parent for the fiscal years ended on December 31, 2017, December 31, 2018, and December 31, 2019, in each case reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Parent as of such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(c) The unaudited consolidated balance sheets as at December 31, 2019 and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for Sprint for the fiscal quarter then ended, present fairly in all material respects the consolidated financial condition of Sprint as of such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (subject to normal year end audit adjustments and the absence of footnotes) unless otherwise disclosed therein.

(d) The audited consolidated balance sheets as at March 31, 2017, March 31, 2018 and March 31, 2019 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for Sprint for the fiscal year ended on March 31, 2017, March 31, 2018 and March 31, 2019, in each case reported on by and accompanied by unqualified reports from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of Sprint as of such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

3.2 No Change. Since December 31, 2019, there has been no development or event, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law. Each of Parent and each Group Member (a) is duly organized or, as the case may be, incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such concepts exist in such jurisdiction), (b) has all requisite organizational power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, (c) to the extent applicable in the relevant jurisdiction, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, and (d) in the case of each Group Member is, except as set forth on Schedule 3.3, in compliance with all Governmental Requirements applicable to it or its Property, except, in the case of the foregoing clauses (a) (except as it relates to the due organization and valid existence of Parent and the Borrower), (b), (c) and (d), as would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations. The execution and delivery of this Agreement and the other Loan Documents are within the corporate, limited liability company or partnership (as applicable) powers of each of the Loan Parties party thereto, and have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) and, if required, stockholder, member or partner (as applicable) action (including, any action required to be taken by any class of directors of the Borrower, whether interested or disinterested, in order to ensure the due authorization of this Agreement) on the part of such Loan Parties. Each Loan Document has been duly executed and delivered by each applicable Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the other Loan Documents dated as of even date herewith does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders, or any class of directors, whether interested or disinterested, of the Borrower or any other person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any such Loan Document, except (i) such as have been obtained or made and are in full force and effect, (ii) those consents, approvals, registrations and filings listed on Schedule 3.4, (iii) the filings referred to in Section 3.19, (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (v) consents and approvals from Governmental Authorities required to be obtained in the ordinary course of business, (vi) such consents, approvals, registrations, filings or other actions, other than those specified in clause (vii) below, the absence of which or failure to obtain, would not reasonably be expected to have a Material Adverse Effect, and (vii) to the extent that the exercise of certain of the rights, powers, privileges and remedies of the Administrative Agent or the Lenders may constitute a de jure or de facto voluntary or involuntary assignment of an FCC License or a voluntary or involuntary transfer of de jure or de facto control of the holder of any such FCC License, the FCC’s prior consent thereto.

3.5 No Legal Bar. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Person is a party, the borrowings and guarantees hereunder and the use of the proceeds thereof (a) will not violate any applicable law, regulation or any order of any Governmental Authority (except for any violation of any applicable law, regulation or order of any Governmental Authority that would not reasonably be expected to have a Material Adverse Effect), (b) will not violate the charter, bylaws or other organizational documents of Parent or any other Loan Party, (c) will not violate or result in a default under any Material Contractual Obligation binding upon Parent or any Group Member or its Properties, or give rise to a right thereunder to require any payment to be made by Parent or such Group Member (except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect) and (d) will not result in the creation or imposition of any Lien on any Property of Parent or any Group Member (other than Permitted Liens).

3.6 Litigation. Except as disclosed to the Administrative Agent in writing (including by electronic mail) prior to the Closing Date, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against Parent or any Group Member that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (after giving effect to applicable insurance).

3.7 No Default. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. Except as disclosed on Schedule 3.8, each Group Member has good title to, or a valid leasehold interest in, or easements or other limited property interests in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not reasonably be expected to have a Material Adverse Effect.

3.9 Intellectual Property. Except as disclosed in Schedule 3.9, each Group Member owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property necessary to its business, and, to the extent the Group Member holds title to such Intellectual Property, the use thereof by such Group Member, and the operation of its business by such Group Member, does not infringe upon the rights of any other Person, except for any such failure to own, be licensed or infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.10 Taxes. Each Group Member has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP or (b) to the extent that the failure to file such Tax returns or pay such Taxes would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Group Members in respect of Taxes are adequate (in accordance with GAAP) in all material respects. No Tax Lien has been filed that is material and does not constitute a Permitted Lien, and, to the knowledge of the Borrower, no claim is being asserted in writing with respect to any material Tax of any Group Member (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP).

3.11 Federal Regulations. No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

3.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending; (b) hours worked by and payment made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Group Member.

3.13 ERISA.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, the Group Members and each ERISA Affiliate have complied in all respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is, and has been, maintained in compliance with ERISA and, where applicable, the Code.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of any Senior Officer of the Borrower, no act, omission or transaction has occurred which could reasonably be expected to result in imposition on any Group Member or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) material breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan or any trust created under any such Plan has been terminated in the six consecutive year period ending on the date hereof and no steps have been taken to terminate any Plan where such termination could reasonably be expected to result in a Material Adverse Effect. No liability to the PBGC (other than for the payment of current premiums which are not past due) has been or is reasonably expected to be incurred by any Group Member or any ERISA Affiliate with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect. No ERISA Event with respect to any Plan has occurred where such ERISA Event could reasonably be expected to result in a Material Adverse Effect.

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) full payment when due has been made of all amounts which any Group Member or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and (ii) no failure to meet the minimum funding standard under section 303 of ERISA or section 430 of the Code, whether or not waived, exists with respect to any Plan.

(f) Except as would not reasonably be expected to result in a Material Adverse Effect, the actuarial present value of the benefit liabilities under each Plan does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets of such Plan allocable to such benefit liabilities, computed in accordance with the actuarial assumptions used for funding such Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year.

(g) No contribution failure has occurred with respect to any Plan sufficient to give rise to a material lien under section 303(k) of ERISA in an amount in excess of $100.0 million.

(h) Neither any Group Member nor any ERISA Affiliate has incurred at any time in the six-year period immediately preceding the date hereof, or is reasonably expected to incur withdrawal liability under Section 4201 of ERISA to any Multiemployer Plan, except to the extent such withdrawal liability from such Multiemployer plan would not reasonably be expected to result in a Material Adverse Effect. Neither any Group Member nor, to the knowledge of the Borrower, any ERISA Affiliate has received any notice concerning the determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical or endangered status, within the meaning of Title IV of ERISA, except as would not reasonably be expected to result in a Material Adverse Effect.

(i) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies with respect to any employee benefit plan that is exempt from ERISA by reason of section 4(b)(4) thereof and is sponsored, maintained, or contributed to by any Group Member or any ERISA Affiliate.

3.14 Investment Company Act. No Loan Party is an “investment company” within the meaning of, and required to register under, the Investment Company Act of 1940, as amended.

3.15 [Reserved].

3.16 Use of Proceeds. The proceeds of the Loans shall be used on the Closing Date, together with cash on hand and/or drawings on other Indebtedness permitted to be incurred hereunder, to consummate the Closing Date Refinancing and the other Transactions, and otherwise for working capital and general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, capital expenditures, acquisitions and other uses not restricted under this Agreement).

3.17 Environmental Matters. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect):

(a) Neither any Group Member nor, to the knowledge of the Borrower, any Property of any Group Member or the operations conducted thereon violate (i) any decree, order or requirement of any Governmental Authority arising under Environmental Law or (ii) any Environmental Laws or any related Environmental Permit;

(b) all Environmental Permits, if any, required to be obtained or filed in connection with the operation or use of any and all Property by each Group Member, including any such Environmental Permits required for the treatment, storage, disposal or Release of a Hazardous Material or solid waste into the environment, have been duly obtained or filed, and each Group Member is in compliance with the terms and conditions of all such Environmental Permits;

(c) all Hazardous Materials, if any, generated at any and all Property of any Group Member are and, to the knowledge of the Borrower, have in the past been released, stored, transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(d) no Group Member is subject to or knows of any basis for any Environmental Liability or has any known contingent liability or Remedial Work in connection with any Release or threatened Release into the environment; and

(e) there have been no Releases of Hazardous Materials on any Property of any Group Member in a manner that is reasonably likely to require any Remedial Work.

3.18 Accuracy of Information, Etc. None of the reports, certificates or other written information (other than projected financial information and other forward-looking information, and information of a general economic or industry specific nature) furnished by or on behalf of any Group Member to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, as of the date so furnished and after giving effect to all supplements and updates thereto, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to financial statements other than projected financial information and other forward-looking information, the Borrower represents only that such financial statements present fairly in all material respects the consolidated financial condition of Parent or Sprint, as the case may be, as at the dates of such financial statements; provided, further, that with respect to projected financial information and any other projections and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time prepared (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

3.19 Security Documents. The Collateral Agreement and each other Security Document executed and delivered by a Loan Party is effective to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Subject to the terms of Section 5.9(c) in the case of (i) the Pledged Capital Stock described in the Collateral Agreement, when any stock certificates representing such Pledged Capital Stock (and constituting “certificated securities” within the meaning of the UCC) are delivered to the Collateral Trustee, (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Collateral Trustee of such Collateral, and (iii) the other personal property Collateral described in the Security Documents as to which a security interest can be perfected by filing of a UCC financing statement, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in the U.S. Patent and Trademark Office and such other filings as are specified by the Collateral Agreement have been completed, the Lien on the Collateral created by the Collateral Agreement shall (to the extent so required by Section 5.9(c) and the Security Documents) constitute a fully perfected Lien in favor of the Collateral Trustee for the benefit of the Secured Parties on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations, in each case prior to the Liens of any other Person (except Permitted Liens).

3.20 Solvency. The Borrower, on a consolidated basis together with its Subsidiaries, giving effect to the Transactions, is Solvent as of the Closing Date.

3.21 PATRIOT Act; FCPA; OFAC; Sanctions.

(a) Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto; (ii) the PATRIOT Act; and (iii) the FCPA. No part of the proceeds of the Loans will be used by the Loan Parties or any of their respective Subsidiaries, directly or, to the Loan Parties’ knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(b) Neither Parent nor any Group Member, nor any director or officer of Parent or any Group Member, nor, to the knowledge of Parent or the Borrower, any employee or controlled affiliate of Parent or any Group Member, (i) is a person or is owned or controlled by one or more persons on the list of “Specially Designated Nationals and Blocked Persons”; (ii) is currently the subject of (x) any US sanctions administered or enforced by the Office of Foreign Assets Control of the US Treasury Department (“OFAC”) or the U.S. Department of State or (y) any sanctions administered or enforced by the European Union, the United Nations Security Council or Her Majesty’s Treasury (“Sanctions”); or (iii) is located, organized or resident in a country, region or territory which is itself or whose government is the subject or target of any Sanctions. Except as authorized, including, but not limited to, by license, exemption or other provision of law, none of Parent or any Group Member will, directly or, to the knowledge of Parent or the Borrower, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any subsidiary, any joint venture partner or any other person to finance or facilitate the activities of any person currently the subject of any US sanctions administered by OFAC, or, in any other manner that will result in a violation of Sanctions.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Closing Date. The agreement of each Lender to make the Loans requested to be made by it hereunder is subject to the satisfaction (or waiver in accordance with Section 9.2), prior to or concurrently with the making of such extension of credit (or making such commitments available) on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (subject, in the case of clauses (ii), (iii) and (iv), to the last paragraph of this Section 4.1):

(i) this Agreement, executed and delivered by the Borrower;

(ii) the Guarantee Agreement, executed and delivered by the Loan Parties party thereto;

(iii) the Collateral Agreement, executed and delivered by the Loan Parties party thereto;

(iv) the Collateral Trust Agreement, executed and delivered by the Loan Parties party thereto;

(v) the US IP Security Agreements, executed and delivered by the Loan Parties party thereto;

(vi) each Note, executed and delivered by the Borrower in favor of each Lender requesting the same prior to the Closing Date; and

(vii) a Borrowing Request, executed and delivered by the Borrower at least one Business Day prior to the Closing Date.

(b) Transaction. The Acquisition shall have been consummated, or substantially concurrently with the initial borrowing hereunder shall be consummated, on substantially the terms set forth in the Business Combination Agreement.

(c) Closing Date Refinancing. The Closing Date Refinancing shall have been consummated prior to or substantially concurrently with the initial borrowing under the Facility.

(d) Specified Representations and Business Combination Agreement Representations. The Arranger shall have received a certificate of a Responsible Officer stating that the Specified Representations and the Business Combination Agreement Representations shall be true and correct in all material respects as of the Closing Date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date.

(e) Historical Financial Statements. The Arrangers shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income (loss) or operations, stockholders’ equity and cash flows of each of Parent and Sprint for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income (loss) or operations, stockholders’ equity and cash flows of each of Parent and Sprint for each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than the fourth quarter of any fiscal year and subject to normal year-end adjustments); provided that filing of the required financial statements on Form 10-K and Form 10-Q by Parent or Sprint will satisfy the foregoing requirements; and provided further that the Administrative Agent and Lenders acknowledge receipt of (i) the financial statements of Parent described in clause (a) above for the years ended December 31, 2019, December 31, 2018 and December 31, 2017 and (ii) (x) the financial statements of Sprint described in clause (a) above for the years ended March 31, 2018, March 31, 2017 and March 31, 2016 and (y) the financial statements of Sprint described in clause (b) above for the quarters ended June 30, 2019, September 30, 2019 and December 31, 2019.

(f) Pro Forma Financial Statements. The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Parent and its subsidiaries, in a form customary for inclusion in a confidential information memorandum used to syndicate bank credit facilities, as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to clause (e) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(g) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit J from the chief financial officer of the Borrower with respect to the solvency of the Borrower, on a consolidated basis together with its Subsidiaries, after giving effect to the Transactions.

(h) Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit D, certifying that the conditions set forth in clauses (b), (c), (d) and (n) of this Section 4.1 have been satisfied.

(i) Other Certifications. The Administrative Agent shall have received the following:

(i) a copy of the charter or other similar Organizational Document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized or incorporated;

(ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the Closing Date, certifying that such Person is in good standing under the laws of such jurisdiction; and

(iii) a certificate of the Secretary, Assistant Secretary or other appropriate Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, or operating, management or partnership agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or other applicable body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, partnership agreement or other constitutive document of such Loan Party have not been amended since the date the documents furnished pursuant to clause (i) above were certified, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(j) Legal Opinions. The Administrative Agent shall have received the legal opinions of Fried, Frank, Harris, Shriver & Jacobson LLP and Morrison & Foerster LLP, each as counsel to certain Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent and executed legal opinions of each local counsel to the Loan Parties set forth on Schedule 4.1(j), each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(k) Pledged Capital Stock; Stock Powers. Subject to the last paragraph of this Section 4.1, to the extent delivery thereof is required under the applicable Security Document, the Collateral Trustee shall have received the certificates representing the shares of Capital Stock pledged pursuant to any Security Document (if such shares are certificated), together with, in the case of Capital Stock of any Domestic Subsidiary, an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(l) Security Interests, Filings, Registrations and Recordings. Each document and instrument required to be entered into or delivered by the Borrower and the Guarantors to create and perfect the security interests of the Collateral Trustee in favor of the Administrative Agent and the other Secured Parties in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

(m) Know Your Customer and Other Required Information. The Administrative Agent and the Lenders shall have received at least 3 Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Borrower and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case as reasonably requested by the Lenders at least 10 Business Days prior to the Closing Date.

(n) No Material Adverse Effect on Sprint. Except as (i) set forth in any Sprint Filed SEC Documents (as defined in the Business Combination Agreement), excluding any disclosures in such Sprint Filed SEC Documents (as defined in the Business Combination Agreement) contained in any risk factors section, any section related to forward-looking statements and other disclosures that are predictive, cautionary or forward-looking in nature, or (ii) disclosed in the disclosure letter delivered by Sprint to T-Mobile (as defined in the Business Combination Agreement) at or prior to the execution of the Business Combination Agreement, since March 31, 2017, there have been no Effects (as defined in the Business Combination Agreement) that, individually or in the aggregate, have had or would reasonably be expected to have a “Material Adverse Effect on Sprint” (as defined in the Business Combination Agreement).

(o) Fees. The Arrangers, the Lenders and the Administrative Agent shall have received (or substantially simultaneously with the initial funding of the Facility on the Closing Date, shall receive) all fees and expenses required to be paid on or prior to the Closing Date, and all reasonable and documented out-of-pocket expenses required to be paid on the Closing Date for which reasonably detailed invoices have been presented pursuant to the Fee Letter, Commitment Letter and hereunder and, with respect to expenses, invoiced to the Borrower at least three (3) Business Days prior to the Closing Date.

Notwithstanding the foregoing or anything herein or in any Loan Document to the contrary, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code or (y) the delivery of stock certificates of the Borrower) is not or cannot be provided or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so (consistent with the Business Combination Agreement), provision or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facility and the making of the Loans on the Closing Date, but shall be required to be provided or perfected within 90 days after the Closing Date (in each case, subject to extensions granted by the Administrative Agent in its sole discretion).

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitments remain in effect or any Loan or other amount (excluding Designated Hedging Obligations, Designated L/C Facilities Obligations, Cash Management Agreements and contingent reimbursement and indemnification obligations, in each case, that are not due and payable) is owing to any Lender, the Administrative Agent or any Arranger hereunder, the Borrower shall and shall cause each of its Restricted Subsidiaries to:

5.1 Financial Statements. Furnish to the Administrative Agent (except for those documents or other information filed with the SEC and which are publicly available):

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of Parent (or such later date on which Parent is permitted to file its Form 10-K under the SEC rules), Parent’s and its Consolidated Subsidiaries’ audited consolidated balance sheet and related statements of income and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under any Indebtedness, (y) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period or (z) any breach of any financial covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by the Parent’s accountants and disclosed therein).

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent (or such later date on which Parent is permitted to file its Form 10-Q under the SEC rules), in each case, Parent’s and its Consolidated Subsidiaries’ consolidated balance sheet and related statements of income and comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by Parent’s accountants and disclosed therein), subject to normal period-end audit adjustments.

(c) [Reserved].

(d) SEC Reports. Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.1 may be satisfied by furnishing (or filing with the SEC) the Form 10-K or 10-Q (or the equivalent), as applicable, of Parent or any parent thereof filed with the SEC; provided that to the extent such information relates to a parent of Parent, such information is accompanied by a description that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Parent, the Borrower and the Consolidated Subsidiaries, on a stand-alone basis, on the other hand.

(e) Quarterly Lender Calls. Within a reasonable time after the required delivery of the financial statements referred to in clauses (a) and (b) above, the Borrower shall conduct a conference call (which may be password protected) to discuss such financial statements and the results of operations for the relevant reporting period, which conference call shall, unless otherwise elected by the Borrower and notified in advance to the Administrative Agent, be the same as the Borrower’s quarterly earnings call with holders of the Senior Unsecured Notes.

5.2 Certificates; Other Information. Furnish to the Administrative Agent in each case for further delivery to each Lender, or, in the case of clause (d), to the relevant Lender:

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a Compliance Certificate of a senior financial officer certifying as to whether a Default or Event of Default has occurred and is continuing and, if a Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of Parent and its Consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year; provided that the obligations in this clause (b) may be satisfied by furnishing (or filing with the SEC) the Form 10-K or 10-Q (or the equivalent), as applicable, of Parent or any parent thereof filed with the SEC;

(c) written notice within 45 days thereof of any change (i) in Parent’s or any Loan Party’s (other than an Unsecured Guarantor) corporate name, (ii) in the location of Parent’s or any Loan Party’s (other than an Unsecured Guarantor) chief executive office or principal place of business, (iii) in Parent’s or any Loan Party’s (other than an Unsecured Guarantor) corporate structure, (iv) in Parent’s or any Loan Party’s (other than an Unsecured Guarantor) jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in Parent’s or any Loan Party’s (other than an Unsecured Guarantor) federal taxpayer identification number; and

(d) promptly following any request therefor, such other information that is reasonably available (upon the use of commercially reasonable efforts) to the Borrower regarding the operations, business affairs and financial condition of any Loan Party (including, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request (on its own behalf or on behalf of any Lender) in a written notice given in accordance with Section 9.1.

Notwithstanding anything to the contrary in this Section 5.2, none of Parent or any Group Member will be required to disclose any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy its obligations (other than Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the applicable Group Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence (it being understood, for the avoidance of doubt, that the foregoing shall not limit any change in form of entity or organization) and (ii) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.2 and except (other than in the case of the preservation of existence of Parent and the Borrower) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and (c) maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with the FCPA and Sanctions.

5.5 Maintenance of Property; Insurance.

(a) Keep and maintain all Property useful and necessary in the conduct of its business in good working order and condition (ordinary wear and tear and casualty and condemnation excepted) and preserve, maintain and keep in good repair and working order (ordinary wear and tear and casualty and condemnation excepted) all of its Properties, including, all equipment, machinery and facilities, and prosecute, maintain, renew and preserve all Intellectual Property, except in each case where a failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, with insurance companies the Borrower believes in its reasonable business judgment to be financially sound and reputable, insurance in such amounts (after giving effect to any self-insurance) and against such risks which in the reasonable business judgment of the Borrower are appropriate for companies engaged in the same or similar businesses operating in the same or similar locations.

(c) Within 90 days following the date hereof (subject to Section 5.14) and within 90 days following any date on which a new Grantor (as defined in the Collateral Agreement) is added to the Collateral Agreement or the date the relevant policy is obtained, cause the Collateral Trustee to be included as loss payee on the property insurance policy of such Grantor and as additional insured on the commercial general liability insurance policy (excluding, for the avoidance of doubt, directors and officers, worker’s compensation, health and benefit and similar liability policies) of such Grantor. The Grantors shall use commercially reasonable efforts to cause all such insurance to provide that the relevant insurer shall endeavor to provide the Administrative Agent with at least 30 days prior notice of the cancellation of the relevant policy of insurance.

5.6 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of record and account in which full, true and in all material respects correct entries in conformity with (i) GAAP and (ii) all Requirements of Law, are made of all material dealings and transactions in relation to its business and activities; and

(b) permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, and as coordinated by such Lenders through the Administrative Agent, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis; provided that (1) any discussions with such independent accountants shall be in the presence of the Borrower’s officers, and (2) so long as no Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Administrative Agent and shall be limited to one per fiscal year.

Notwithstanding anything to the contrary in this Section 5.6, none of Parent or any Group Member will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7 Notices. Promptly after (or, in the case of clause (c) or (d), within 30 days after) a Responsible Officer acquires knowledge thereof, give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against any Group Member not previously disclosed in writing to the Lenders that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development or event that has or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) the Borrower or the relevant Group Member proposes to take with respect thereto.

5.8 Environmental Laws.

(a) Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with, any and all Environmental Permits, except to the extent the failure to so comply with Environmental Laws or obtain, maintain or comply with Environmental Permits would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with Environmental Laws and any Release or threatened Release of Hazardous Materials, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect or to the extent that Borrower’s obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

5.9 Additional Collateral, New Subsidiaries, Etc.

(a) Subject to Section 5.9(c), with respect to any personal Property (other than Excluded Assets) acquired or created (including the filing of any applications for the registration or issuance of any Intellectual Property) after the Closing Date by any existing Loan Party (other than an Unsecured Guarantor), no later than the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b) covering a period that includes the date of such acquisition or creation of such Property (subject, in each case, to any specific time frame established in the relevant Loan Documents) (or such later date as may be agreed by the Administrative Agent), (x) execute and deliver to the Administrative Agent or the Collateral Trustee, as applicable, such amendments to the Security Documents (including schedules thereto) or such other documents as the Administrative Agent or the Collateral Trustee may reasonably request to grant to the Collateral Trustee, for the benefit of the Secured Parties, a security interest in such Property and (y) take all actions reasonably necessary (as determined by the Borrower in good faith) to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such Property to the extent required under the Security Documents, including the filing of UCC financing statements in such United States jurisdictions as may be required by Security Documents.

(b) Subject to Section 5.9(c), cause any Parent Only Subsidiary or any Subsidiary of Borrower, in each case that is not an Excluded Subsidiary, if not already a Guarantor, promptly (and in any event within 60 days after such person becomes a Subsidiary that is not an Excluded Subsidiary, or ceases to be an Excluded Subsidiary, as the case may be, or such longer period as the Administrative Agent or the

Collateral Trustee may approve in its sole discretion) (I) to become a party to the Collateral Agreement and/or the Guarantee Agreement, as the case may be, and (other than in respect of an Unsecured Guarantor) deliver to the Administrative Agent or the Collateral Trustee, as applicable, such amendments to the Security Documents (including schedules thereto) as the Administrative Agent or the Collateral Trustee reasonably deems necessary to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Guarantor (other than to the extent constituting Excluded Assets and other than any Parent Only Subsidiary), (II) to deliver to the Collateral Trustee the certificates, if any, representing such Capital Stock of such new Guarantor (other than any Parent Only Subsidiary) constituting certificated securities under the UCC, together with undated stock powers, in blank, to the extent required by the Collateral Agreement and necessary to perfect the Collateral Trustee’s security interests therein and (III) (other than in respect of an Unsecured Guarantor) to take such actions necessary to grant to the Collateral Trustee, for the benefit of the Secured Parties, a perfected security interest (subject to Permitted Liens) in the Collateral described in the applicable Security Documents with respect to such new Guarantor, including the filing of UCC financing statements in such United States jurisdictions as may be required by the Security Documents.

(c) Notwithstanding the foregoing provisions of this Section 5.9 or any other provision hereof or of any other Loan Document, (i) no Loan Party shall be required to grant a security interest in any Excluded Assets, (ii) no Loan Party shall be required to perfect any pledges, security interests and mortgages in the Collateral by any means other than (A)(1) filings pursuant to the Uniform Commercial Code in the office of the Secretary of State (or similar central filing office) of the relevant State in which such Loan Party is organized, and (2) filings in the U.S. Patent and Trademark Office with respect to intellectual property as expressly required in the Security Documents, (B) subject to any relevant Intercreditor Agreements, and any other intercreditor arrangements entered into pursuant to this Agreement, delivery to the Collateral Trustee of all certificates evidencing Capital Stock in the Borrower and the Subsidiary Guarantors and their respective subsidiaries to the extent constituting Collateral and required to be delivered in order to perfect the Collateral Trustee’s security interest therein, to be held in its possession, in each case as and to the extent expressly required in the Security Documents, (iii) no Loan Party shall be required to (A) deliver deposit or securities account control agreements or lockbox or similar arrangements, (B) otherwise deliver perfection by “control” (within the meaning of the UCC) (including with respect to deposit accounts, securities accounts and commodities accounts), other than as described in clause (ii)(B) above or (C) send notices to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing, (iv) no Loan Party shall be required to take any action with respect to any assets located outside of the United States, (v) no Loan Party shall be required to take any actions in any jurisdiction other than the United States (or any political subdivision thereof) in connection with pledging Collateral or enter into any collateral documents governed by the laws of any country (or any political subdivision thereof) other than the United States (or any political subdivision thereof), (vi) no Unsecured Guarantor shall be required to pledge or grant a security interest in any assets of such Unsecured Guarantor (except to the extent such entity is designated as a Subsidiary Guarantor pursuant to clause (i) of the proviso of the definition of “Excluded Subsidiary”), (vii) neither Sprint nor any Subsidiary of Sprint shall be required to become a Subsidiary Guarantor prior to the first date on or after the Closing Date on which Sprint or such Subsidiary actually guarantees the Existing T-Mobile Notes and (viii) each Subsidiary of Parent that provides a Guarantee of the Existing T-Mobile Notes shall also become a Subsidiary Guarantor hereunder in accordance with the provisions set forth above (but regardless of whether such Subsidiary is an Excluded Subsidiary).

5.10 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.16 and not in violation of Section 3.21.

5.11 Further Assurances. Promptly execute and deliver to the Administrative Agent or the Collateral Trustee, as applicable, all such other documents, agreements and instruments and take such other actions as reasonably requested by the Administrative Agent or the Collateral Trustee (at the direction of the Administrative Agent) to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Parent and the other Group Members in the Loan Documents, or to more fully perfect, maintain or renew the rights of the Administrative Agent (or the Collateral Trustee, as applicable) and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets.

5.12 Maintenance of Ratings. At all times, the Borrower shall use commercially reasonable efforts (x) to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to Parent, and (y) to cause the Facility to be continuously rated by S&P and Moody’s (it being understood that, in each case, there shall be no obligation to maintain specific ratings from either S&P or Moody’s).

5.13 Designation of Subsidiaries.

(a) The Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary and subsequently re-designate any Unrestricted Subsidiary as a Restricted Subsidiary if no Event of Default has occurred and is continuing or would result therefrom. The redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of Liens of such Subsidiary existing at such time.

(b) Notwithstanding the foregoing, the Borrower may at any time and from time to time designate any Designated Entity by written notice to the Administrative Agent as an Unrestricted Subsidiary, and any such Subsidiary shall upon such notice immediately be designated and deemed an Unrestricted Subsidiary, without any further action by the Borrower (and, for the avoidance of doubt, shall not require delivery of a resolution of the Board of Directors or of an officer’s certificate). Notwithstanding the foregoing, as of the date hereof, each entity listed on Schedule 1.1(c) is an Unrestricted Subsidiary.

(c) Notwithstanding the foregoing, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated an Unrestricted Subsidiary under the Senior Credit Agreement.

5.14 Post-Closing Matters. As promptly as reasonably practicable, and in any event within the time periods specified on Schedule 5.14 (or such longer period as the administrative agent under the Senior Credit Agreement may agree), after the Closing Date, complete, or cause the applicable Loan Party to complete, such undertakings and deliveries, in each case, as are set forth on Schedule 5.14.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitments remain in effect or any Loan or other amount is owing to any Lender, the Administrative Agent or any Arranger hereunder (excluding Designated Hedging Obligations, Designated L/C Facilities Obligations, Cash Management Agreements and contingent reimbursement and indemnification obligations, in each case, that are not due and payable):

6.1 Liens. The Borrower will not, and will not permit any Guarantor to, directly or indirectly, create, incur or assume any Lien securing Indebtedness for Borrowed Money upon any Collateral or any Principal Property now owned or hereafter acquired, except Permitted Liens.

For purposes of determining compliance with this Section 6.1, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens, but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this Section 6.1 and the definition of “Permitted Liens”.

This Section 6.1 requires only equal and ratable treatment in the application of proceeds of Collateral and does not require that the Collateral Trustee or the Collateral Trustee have any ability to control the Collateral or the enforcement of remedies.

Notwithstanding anything to the contrary in this Section 6.1, and solely to the extent any Spectrum SPV Equity Interests constitute Excluded Assets pursuant to clause (6) of the definition of “Excluded Assets”, the Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien on such Spectrum SPV Equity Interests securing Indebtedness unless (i) such Lien is otherwise permitted under this Section 6.1 and (ii) a first priority Lien on such Equity Interests (which may be pari passu with such other Lien) is promptly granted to the Collateral Trustee for the benefit of the Secured Parties and any perfection requirements with respect thereto are satisfied within the time periods required by Section 5.9 hereof.

6.2 Merger, Consolidation, or Sale of Assets. The Borrower will not: (x) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation); or (y) directly or indirectly sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person (including, in the case of both clauses (x) and (y), pursuant to a Delaware LLC Division), unless:

(a) either: (i) the Borrower is the surviving corporation; or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made expressly assumes, (x) by an assumption and joinder agreement, executed and delivered to the Administrative Agent, the payment of the principal of and any premium and interest on the Obligations and the performance or observance of every covenant of this Agreement on the part of the Borrower to be performed or observed, and (y) by amendment, supplement or other instrument (in form reasonably satisfactory to the Collateral Trustee), executed and delivered to the Collateral Trustee, all obligations of the Borrower under the Security Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Liens (to the extent such collateral agreements require such Liens to be perfected) created under the Security Documents on the Collateral owned by or transferred to the surviving entity; and

(c) immediately after such transaction, no Default or Event of Default exists.

Upon any consolidation or merger, or any sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, in a transaction that is subject to, and that complies with the provisions of, this Section 6.2, the successor Person formed by such consolidation or into or with which the Borrower is merged or to which such sale, transfer, assignment, lease, conveyance or other disposition is made, shall succeed to, and be substituted for, the Borrower (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement and the other Loan Documents referring to the Borrower shall refer instead to the successor Person and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement and the other Loan Documents with the same effect as if such successor Person had been named as the Borrower herein and therein. When the successor Person assumes all of the Borrower’s obligations under this Agreement and the other Loan Documents, the Borrower, except in the case of a lease, shall be discharged from its obligations under this Agreement and the other Loan Documents, including the obligation to pay the principal of or interest on the Loans.

Notwithstanding the foregoing, this Section 6.2 will not apply to:

(1) a merger of the Borrower with a direct or indirect Subsidiary of Parent solely for the purpose of reincorporating the Borrower in another jurisdiction in the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby;

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Borrower and its Restricted Subsidiaries; or

(3) the Transactions.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. An Event of Default shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both has been satisfied:

(a) (i) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan, or any Loan Party shall fail to pay any fee or other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest, fee or other amount becomes due in accordance with the terms hereof or thereof;

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by such Loan Party at any time under this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished;

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) (provided that the delivery of the notice referred to in such Section 5.7(a) at any time will cure any such Event of Default arising from the failure to timely deliver such notice of default, except where a Responsible Officer had actual knowledge both that the underlying Default or Event of Default had occurred and that delivery of notice of such underlying Default or Event of Default was required, and such Responsible Officer failed to cause such notice to be delivered in accordance with Section 5.7(a)), Section 5.10 or Section 6;

(d) any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days following delivery of written notice thereof to the Borrower by the Administrative Agent;

(e) Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for Borrowed Money by Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which Indebtedness for Borrowed Money is guaranteed by Parent, the Borrower or any of its Restricted Subsidiaries that together would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created hereafter, if that default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount equal to the greater of $250.0 million and 1.00% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period, or more, in each case for so long as such failure or acceleration is continuing; provided that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in clause (i) or (ii) of this paragraph (e) shall no longer be continuing with respect to such Indebtedness;

(f) Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall fail to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of an amount equal to the greater of $250.0 million and 1.00% of Consolidated Cash Flow determined on a Pro Forma Basis as of the most recently ended Test Period (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(g) Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall:

(i) commence a voluntary case under any Bankruptcy Law,

(ii) consent to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law,

(iii) consent to the appointment of a custodian of it or for all or substantially all of its property,

(iv) make a general assignment for the benefit of its creditors, or

(v) generally not be paying its debts as they become due;

(h) a court of competent jurisdiction shall enter a final order or decree under any Bankruptcy Law that:

(i) is for relief against Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of Parent, the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary;

and the final order or decree remains unstayed and in effect for 90 consecutive days (in respect of clause (i) above) or 60 consecutive days (in respect of clause (ii) and (iii) above);

(i) (x) any Security Document that creates a Lien with respect to a material portion of the Collateral shall cease, for any reason (other than by reason of the release or termination thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing (other than by reason of the release or termination thereof pursuant to the provisions of the Loan Documents), except to the extent that any lack of full force and effect or enforceability or such loss of perfection or priority results solely from the failure of the Collateral Trustee to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or otherwise solely as a result of acts or omissions by the Administrative Agent or any Lender or (y) any Lien created or purported to be created by the Security Documents shall cease to have the lien priority established or purported to be established by the Collateral Trust Agreement (other than in accordance with its terms);

(j) any Change of Control Triggering Event shall occur;

(k) there shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of any Loan Party or any of their respective ERISA Affiliates that would reasonably be expected to result in a Material Adverse Effect during the term hereof or there shall be a lien in favor of any Plan as provided under Section 430(k) of the Code or under Section 303(k) of ERISA in an amount that would result in a Material Adverse Effect; and

(l) the guarantee contained in the Guarantee Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan Party shall so assert in writing (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents).

7.2 Action in Event of Default.

(a) Upon the occurrence of any Event of Default, (A) if such event is an Event of Default specified in paragraph (g) or (h) above with respect to the Borrower, the Commitments hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, then with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, (i) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and (ii) subject to the terms and conditions of any applicable Intercreditor Agreements and any other intercreditor arrangement entered into in connection with this Agreement, commence foreclosure actions with respect to the Collateral in accordance with the terms and procedures set forth in the Security Documents.

7.3 Clean Up Period. Notwithstanding anything in Section 7 or elsewhere in this Agreement to the contrary, during the period from the Closing Date until the date that is 60 days after the Closing Date, any breach of a covenant, inaccuracy of or inability to make a representation or warranty (other than a Specified Representation) or other Default or Event of Default (other than an Event of Default of the Borrower under Section 7.1(g) or (h)) by reason of any matter or circumstance relating to Sprint or its Subsidiaries will be deemed not to be a breach of a covenant, an inaccuracy of or failure to make a representation or warranty or a Default or Event of Default so long as the circumstances giving rise thereto:

(a) do not have a material adverse effect on the consolidated results of operations or financial condition of the Borrower and its Subsidiaries (including Sprint and its Subsidiaries) taken as a whole, such that the Borrower and its Subsidiaries (including Sprint and its Subsidiaries) taken as a whole would be unable to perform the payment obligations under the Facility;

(b) were not knowingly procured or approved by the Borrower;

(c) are capable of remedy and reasonable steps are being taken to remedy it; and

(d) do not constitute a breach of the covenants relating to the accession of Guarantors beyond the earlier of thirty (30) days after the Closing Date or the date on which any required Guarantor actually guarantees the Existing T-Mobile Notes.

7.4 Application of Proceeds.

(a) Subject to the Collateral Trust Agreement or any other Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Trustee’s election, the Administrative Agent may apply all or any part of the net proceeds (after deducting all reasonable out-of-pocket costs, fees and expenses of the Collateral Trustee) of Collateral realized through the exercise by the Collateral Trustee of its remedies hereunder, whether or not held in any Collateral Account (as defined in the Collateral Agreement), and any proceeds of the guarantee set forth in the Guarantee Agreement, in payment of the Obligations in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest, and fees under Section 2.13(a) and, if applicable, Section 2.13(b), but including attorneys’ fees payable under the Credit Agreement and amounts payable under the Guarantee Agreement) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, Cash Management Obligations, Designated L/C Facilities Obligations and Obligations under Designated Hedge Agreements and, to the extent payable under clause First, attorneys’ fees) payable to the Secured Parties (including attorneys’ fees payable hereunder and amounts payable under the Guarantee Agreement), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Cash Management Obligations, Designated L/C Facilities and Designated Hedging Obligations, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by applicable law.

(b) The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of proceeds in the amount agreed upon by the Administrative Agent or by the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 8. THE AGENTS

8.1 Appointment. Each Lender hereby irrevocably designates and appoints Goldman Sachs Bank USA (in its capacity as the Administrative Agent) as the administrative agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Trustee, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Trustee by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Collateral Trustee to enter into each Security Document and any other intercreditor or subordination agreements contemplated hereby (including any Senior Pari Passu Intercreditor Agreement) on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof.

Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Collateral Trustee shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Trustee.

Each of the Lenders (including in its capacity as a Qualified Counterparty) hereby irrevocably appoints Deutsche Bank Trust Company Americas to act on its behalf as the Collateral Trustee hereunder and under the other Loan Documents and authorizes the Collateral Trustee to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Trustee by the terms hereof or thereof for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted under the Security Documents to secure any of the Obligations, together with such actions and powers as are reasonably incidental thereto. In this connection, the Collateral Trustee and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Trustee pursuant to Section 8.3 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Trustee, shall be entitled to the benefits of all provisions of this Section 8 and Section 9 (including Section 9.3), as though the Collateral Trustee or such co-agents, sub-agents and attorneys-in-fact were the “Collateral Trustee” under the Loan Documents and as if set forth in full herein with respect thereto.

8.2 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care. The exculpatory provisions of this Section 8 shall apply to any agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as each Agent.

8.3 Exculpatory Provisions. None of any Agent or any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent shall (i) be subject to any fiduciary or other implied duty, regardless of whether a Default has occurred and is continuing, (ii) be liable to any other Credit Party for any action (x) taken with the consent of the Required Lenders or (y) otherwise lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct), (iii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, (iv) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity or (v) responsible in any manner to any other Credit Party for (w) any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document, (x) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents (or that the Liens granted to the Collateral Trustee pursuant to any Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority) or the value or the sufficiency of any Collateral, (y) any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or (z) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items required to be delivered to the Administrative Agent or the Collateral Trustee. None of the Agents shall be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Parent or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders or all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agents and Other Lenders; Certain ERISA Matters.

(a) Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

(b) (i) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(A) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(C) (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(D) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(ii) In addition, unless either (1) sub-clause (A) in the immediately preceding clause (i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (D) in the immediately preceding clause (i), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

8.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Parent or the Borrower and without limiting any obligation of Parent or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section 8.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit. For purposes of this Section 8.9, it shall be reasonable for the Borrower to withhold its approval of any successor agent that is not a “United States person” as defined in Section 7701(a)(30) of the Code and not entitled to assume primary withholding responsibility for U.S. federal income tax purposes.

8.10 [Reserved].

8.11 Withholding Tax. To the extent required by any applicable Requirements of Law (including for this purpose, pursuant to any agreements entered into with a Governmental Authority), the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Administrative Agent shall be deemed presumptively correct absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations. Unless required by applicable Requirements of Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

8.12 Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Laws relative to any Credit Party, the Administrative Agent and the Collateral Trustee shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the Collateral Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and the Collateral Trustee and their respective agents and counsel and all other amounts due Administrative Agent under Sections 2.13 and 9.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.13 and 9.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.13 and 9.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Trustee to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9. MISCELLANEOUS

9.1 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic transmission, as follows:

(i)	if to any of Parent or the Borrower, to it at:

12920 SE 38th Street

Bellevue, Washington 98006

Attention: General Counsel

E-mail: David.Conroy@T-Mobile.com

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Daniel Bursky

Facsimile: (212) 859-8000

E-mail: Daniel.Bursky@friedfrank.com

(ii)	if to the Administrative Agent, to it at:

Goldman Sachs Bank USA

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Attention: SBD Operations

Telephone: (972) 368-2323

Facsimile: (646) 769-7829

E-mail: gs-dallas-adminagency@ny.email.gs.com and gs-sbdagency-borrowernotices@ny.email.gs.com

(iii)	if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto, in accordance with the provisions of this Agreement, shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1, or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1. As agreed to among Parent, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Each of Parent and the Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to Parent and the Borrower, that it will, and will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request or a notice pursuant to Section 2.9, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, Parent and the Borrower agree, and the Borrower agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

Each of Parent and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by, or on behalf of, the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive information and documentation that (x) is publicly available and (y) does not contain MNPI (collectively, “Public Lender Information”)) (each, a “Public Lender”). Each of Parent and the Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word

“PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains Private Lender Information: (A) the Loan Documents, (B) notification of changes in the terms of the Facility and (C) all information delivered pursuant to Section 5.1 and Section 5.2(a). “Private Lender Information” means any information and documentation that is not Public Lender Information.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.2 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Parent or the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereunder or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that, notwithstanding the foregoing, (x) solely with the written consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders, except for clause (1) below which shall also require the consent of the Required Lenders), any such agreement may:

(1) increase the Commitment of any Lender;

(2) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder (except in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders of each directly and adversely affected Facility));

(3) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment; it being understood that the waiver of any Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute a postponement of the scheduled date of payment of principal of any Loan or expiration of any Commitment of any Lender;

(4) impose additional restrictions on the ability of any Lender to assign any of its rights and obligations hereunder;

and (y) only with the written consent of each Lender, any such agreement may:

(1) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, or change the application of proceeds provision in any of Section 7.4 of this Agreement or any corresponding provision in any intercreditor agreement (including any Senior Pari Passu Intercreditor Agreement or Senior/Junior Intercreditor Agreement));

(2) change any of the provisions of this Section 9.2 or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder; or

(3) except as otherwise expressly provided in Section 9.15 or in the Collateral Agreement, the Collateral Trust Agreement or the Guarantee Agreement, release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the Guarantee Agreement representing all or substantially all of the value of such guarantees, taken as a whole;

provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder in a manner adverse to the Administrative Agent without the prior written consent of the Administrative Agent.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Borrower, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency jointly identified by the Administrative Agent and the Borrower, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (provided that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders), and (ii) to permit additional affiliates of the Borrower to guarantee the Obligations and/or provide Collateral therefor. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Lender consent is required to effect any amendment or supplement to any Senior Pari Passu Intercreditor Agreement or any Senior/Junior Intercreditor Agreement or any other intercreditor arrangements or to any Security Documents entered into pursuant to this Agreement that is expressly contemplated by such Senior Pari Passu Intercreditor Agreement or such Senior/Junior Intercreditor Agreement or any such other intercreditor arrangements, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(e) [Reserved].

(f) Notwithstanding anything to the contrary contained herein or in any other Loan Document, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (and no other party to this Agreement) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders as conclusively determined by the Administrative Agent in consultation with the Borrower.

(g) Notwithstanding anything to the contrary contained herein or in any other Loan Document, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents. In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision without further action or consent by any other party; provided that the Required Lenders shall not have objected to such amendment within five Business Days after receiving a copy thereof.

9.3 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for the aforementioned parties, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof and (ii) all out-of-pocket expenses of the Administrative Agent or any Lender or their respective Affiliates, including the fees, charges and disbursements of legal counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Borrower’s obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel for all Persons described in clauses (i) and (ii) above, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and, if reasonably necessary, one firm of regulatory counsel in each appropriate jurisdiction and (z) if necessary, one regulatory counsel and one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b) The Borrower shall indemnify the Administrative Agent, each other Agent, each Arranger, each institution listed as a bookrunner or manager on the cover page hereof, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of (i) one primary outside legal counsel to the Indemnitees, taken as a whole, (ii) in the case of any actual or perceived conflict of interest, one additional outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and, if reasonably necessary, one firm of regulatory counsel in each appropriate jurisdiction and (iii) if necessary, one regulatory counsel and one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this

Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or the use of the proceeds therefrom, (y) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries or any Environmental Liability relating to the Borrower or any of its Subsidiaries (including any predecessor entities), or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by Parent, the Borrower or any of their respective Affiliates, their respective creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or a material breach of this Agreement or any other Loan Document by such Indemnitee or its Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (provided that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against any Agent or Arranger (in either case, in its capacity as such) by other Indemnitees, such Agent or Arranger, as the case may be (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Parties in connection with the foregoing without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Borrower would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b). This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c) To the extent permitted by applicable law, none of Parent, the Borrower or any Indemnitee shall assert, and each of Parent, the Borrower and each Indemnitee hereby waives, any claim against Parent, the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, Parent and the Borrower and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this paragraph shall limit the obligations of the Borrower under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(d) All amounts due under this Section 9.3 shall be payable not later than 30 days after written demand therefor.

(e) Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return all amounts paid to such Indemnitee for fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

9.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise expressly provided in Section 6.2, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Agents and Arrangers and the Related Parties of each of the Agents, Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section 9.4, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Borrower; provided that no consent of the Borrower shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or a Purchasing Borrower Party (subject to Section 9.4(g)) or, if a Specified Event of Default has occurred and is continuing, any other Eligible Assignee and (ii) for any assignment during the primary syndication of the Loans to Persons identified to, and approved by, the Borrower prior to the date hereof; provided, further, that (x) the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall have objected thereto by written notice to the Administrative Agent not later than the tenth Business Day following the date a written request for such consent is received and (y) the withholding of consent by the Borrower to any assignment to any Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the Administrative Agent shall not have any responsibility or obligation to determine or notify the Borrower with respect to whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender); and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans or Commitments, the amount of the Loans or Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall (1) execute and deliver to the Administrative Agent via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, in each case together with (unless waived by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500 (treating, for purposes of such fee, multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment);

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Parent, the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and any applicable tax forms; and

(E) any assignment of any Loans to a Purchasing Borrower Party or Affiliated Lender shall be subject to the requirements of Sections 9.4(e) through (h), as applicable, and, in the case of Purchasing Borrower Parties, with respect to Dutch Auctions, Section 2.12(f).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the obligations, of Sections 2.17, 2.18, 2.19 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption and each Affiliated Lender Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption or Affiliated Lender Assignment and Assumption, in each case executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption or Affiliated Lender Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.8, 2.20(d) or 8.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption or Affiliated Lender Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than any natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural Person) or any Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in subclauses (1) through (3) of clause (x) of Section 9.2(b) or subclause (1) of clause (y) of Section 9.2(b) that adversely affects the Participant. The Borrower agrees that, subject to paragraph (c)(ii) and (c)(iii) of this Section 9.4, each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (and subject to the requirements and limitations of such Sections, including the requirements under Section 2.19(e) (it being understood that the documentation required under Section 2.19(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided that such Participant shall be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in such Lender’s Participant

Register as the owner of such participation for all purposes of this Agreement, including payments of interest and principal, notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from the Borrower under the Loan Documents shall be made available to the Borrower upon reasonable request. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.18 or 2.19, with respect to any participation sold to such Participant, than its participating Lender would have been entitled to receive absent such participation (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired such participation).

(iii) A Participant shall be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section 9.4.

(iv) Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21(b) with respect to any Participant.

(v) No participation may be sold to an Affiliated Lender, Defaulting Lender, Disqualified Lender or any Purchasing Borrower Party.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Loans hereunder to any Person who, after giving effect to such assignment, would be an Affiliated Lender; provided that:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(ii) at the time of such assignment and after giving effect to such assignment, the Affiliated Lenders shall not, in the aggregate, hold Loans with an aggregate principal amount in excess of 25.0% of the principal amount of all Loans then outstanding; and

(iii) the applicable Affiliated Lender Assignment and Assumption shall include a customary “big boy” representation from the assignor or assignee, as the case may be (it being agreed that no Affiliated Lender shall be required to make a representation that, as of the date of any such purchase or assignment, it is not in possession of any MNPI with respect to Parent, the Borrower, their respective Subsidiaries or their respective securities).

To the extent not previously disclosed to the Administrative Agent, the Borrower shall, upon reasonable request of the Administrative Agent (but not more frequently than once per calendar quarter), report to the Administrative Agent the amount of Loans held by Affiliated Lenders and the identity of such holders.

(f) Notwithstanding anything in Section 9.2 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (but, for the avoidance of doubt, not for purposes of determining whether all Lenders, or all affected Lenders, have) (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document (collectively, “Required Lender Consent Items”), an Affiliated Lender shall be deemed to have voted its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders, unless the result of such Required Lender Consent Item would reasonably be expected to deprive such Affiliated Lender of its pro rata share (compared to Lenders which are not Affiliated Lenders) of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent or such Affiliated Lender is otherwise adversely affected thereby compared to Lenders which are not Affiliated Lenders (in which case for purposes of such vote such Affiliated Lender shall have the same voting rights as other Lenders which are not Affiliated Lenders).

No Affiliated Lender shall have any right to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents in the absence, with respect to any such Person, of the gross negligence, bad faith or willful misconduct by such Person and its Related Parties (as determined by a court of competent jurisdiction by final and nonappealable judgment), except with respect to any claims that the Administrative Agent or any other such Lender is treating such Affiliated Lender, in its capacity as a Lender, in a disproportionate manner relative to the other Lenders.

Additionally, the Loan Parties and each Affiliated Lender hereby agree that each Affiliated Lender Assignment and Assumption by an Affiliated Lender shall provide a confirmation that, if a case under any Bankruptcy Law is commenced against any Loan Party, such Loan Party shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations or claims held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of the Loans or claims held by Lenders that are not Affiliates of the Borrower.

(g) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Loans to any Purchasing Borrower Party in accordance with Section 9.4(b); provided that:

(i) the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(ii) such assignment shall be made (x) pursuant to a Dutch Auction open to all Lenders on a pro rata basis pursuant to the Dutch Auction Procedures set forth in Section 2.12(f) or (y) by way of an open market purchase;

(iii) any Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv) immediately after giving effect to any such purchase, no Default or Event of Default shall exist;

(v) the applicable Affiliated Lender Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the assignee or assignor, as the case may be (it being agreed that no Purchasing Borrower Party shall be required to make a representation that, as of the date of any such purchase or assignment, it is not in possession of any MNPI with respect to Parent, the Borrower, their respective Subsidiaries or their respective securities); and

(vi) the aggregate outstanding principal amount of the Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Loans purchased pursuant to this Section 9.4(g) and each principal repayment installment with respect to the Loans shall be reduced pro rata by the aggregate principal amount of Loans purchased.

(h) Notwithstanding anything to the contrary contained herein, no Affiliated Lender nor any Purchasing Borrower Party shall have any right (in their capacity as a Lender) to (i) attend (including by telephone) any meeting or discussions (or portion thereof) attended solely by the Administrative Agent and any Lenders or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to this Agreement).

9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.17, 2.18, 2.19 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8 Right of Setoff. If an Event of Default pursuant to Section 7.1(a), (g) or (h) (in the case of clauses (g) or (h), with respect to the Borrower only) shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding any Exempt Account) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender shall notify the Administrative Agent and the Borrower promptly after any such setoff.

9.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York; provided that (i) the interpretation of “Material Adverse Effect on Sprint” and whether a “Material Adverse Effect on Sprint” has occurred, (ii) the accuracy of any Business Combination Agreement Representations and whether as a result thereof the Borrower (or any of the Borrower’s subsidiaries) has the right under the Business Combination Agreement not to consummate the Acquisition as a result of such representations in the Business Combination Agreement being inaccurate and (iii) whether the Acquisition has been consummated in accordance with the terms of the Business Combination Agreement, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality.

(a) Each of the Administrative Agent, the Syndication Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or demanded by any regulatory authority claiming jurisdiction over it or its Affiliates (provided that such Agent or Lender, as applicable, shall notify the Borrower as soon as practicable in the event of any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (provided that such Agent or Lender, as applicable, shall notify the Borrower promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) as reasonably determined to be necessary, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, but in any event not to any Disqualified Lender (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) to the extent that such information is independently developed by it, (viii) with the prior written consent of the Borrower, (ix) to the extent such Information (A) becomes available other than as a result of a breach of this Section 9.12 to the Administrative Agent, the Syndication Agents or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates or (B) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Administrative Agent or any Lender or any of their Affiliates or any related parties thereto in violation of any confidentiality obligations owing to Parent, the Borrower, Sprint or any of their respective affiliates, (x) on a confidential basis to (1) any rating agency in connection with rating Parent, the Borrower or their Subsidiaries or the Facility, (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility or (3) market data collectors, similar services, providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (xi) to the extent necessary or customary for inclusion in league table measurement, and (xii) for purposes of establishing a “due diligence” defense. For the purposes of this Section 9.12, “Information” means all information received from Parent, the Borrower or any of their Affiliates relating to Parent or the Borrower or any of their Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the Administrative Agent, the Syndication Agents or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE, PROVINCIAL AND TERRITORIAL SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.13 PATRIOT Act; “Know Your Customer” Checks. Each Lender that is subject to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.

9.14 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.15 Release of Liens and Guarantees; Secured Parties.

(a) In the event that any Loan Party conveys, sells, leases (under a financing lease), assigns, transfers or otherwise disposes of all or any portion of any of the Capital Stock or assets of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement (including the sale, transfer, conveyance or other disposal of any FCC Licenses, Spectrum or related property or assets to a Permitted Spectrum Financing Subsidiary in connection with the incurrence of Indebtedness by such Permitted Spectrum Financing Subsidiary permitted hereunder), or in the event that any SPV Holdco becomes an Unsecured SPV Holdco pursuant to an Unsecured SPV Holdco Election permitted hereunder, the Liens created by the Loan Documents in respect of such Capital Stock or assets (or, in the case of an SPV Holdco, the Liens created by the Loan Documents in respect of the assets of such SPV Holdco) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent and the Collateral Trustee shall, without recourse or warranty, promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Trustee to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset previously constituting Collateral has become or is becoming an Excluded Asset, then, at the request of Parent or the Borrower, the Collateral Trustee agrees, without recourse or warranty, to promptly (and the Lenders hereby authorize the Collateral Trustee to) take such action and execute such documents (including mortgage release documents) as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to terminate and release (or to further document and evidence the termination and release of) the Liens created by any Security Document in respect of such assets upon it becoming an Excluded Asset. In the case of a transaction permitted under this Agreement the result of which is that a Loan Party would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary), the Guarantee obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent and the Collateral Trustee shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Trustee to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee obligations in respect of the Obligations (including its Guarantee obligations under the Guarantee Agreement); provided that any Guarantor that ceases to constitute a Loan Party or becomes an Excluded Subsidiary solely by virtue of no longer being a Wholly Owned Subsidiary (a “Partially Disposed Subsidiary”) shall only be released from its Guarantee to the extent that the other person taking an equity interest in such Partially Disposed Subsidiary is not an Affiliate of the Borrower that is controlled by Parent, DT or any of their respective Subsidiaries or an employee of any of the foregoing. In connection with any request by the Parent or the Borrower for the Administrative Agent or the Collateral Trustee to take any action or execute any documents pursuant to this Section 9.15, the Parent and the Borrower shall deliver to the Administrative Agent and the Collateral Trustee an officer’s certificate of the Parent and the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents, and such releases are permitted hereunder. Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or Subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement.

(b) Upon the payment in full of the Obligations (excluding Designated Hedging Obligations, Designated L/C Facilities Obligations, Cash Management Agreements and contingent reimbursement and indemnification obligations, in each case, that are not due and payable) and the termination or expiration of the Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent and the Collateral Trustee shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Trustee to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents (including by way of assignment), and the Guarantee obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of the Guarantors’ Guarantee obligations in respect of the Obligations (including the Guarantee obligations under the Guarantee Agreement). Upon request by the Administrative Agent or the Collateral Trustee at any time, the Required Lenders will confirm in writing the Collateral Trustee’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee pursuant to this Section 9.15.

(c) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Trustee or the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Collateral Trustee on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Trustee, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Trustee, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Trustee on behalf of the Secured Parties at such sale or other disposition.

(d) In furtherance of the foregoing and not in limitation thereof, no Designated L/C Facility, Hedge Agreement or Cash Management Agreement, the obligations under which constitute Designated L/C Facilities Obligations, Designated Hedging Obligations or Cash Management Obligations, as applicable, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Designated L/C Facility, Designated Hedge Agreement or Cash Management Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent, and the Collateral Trustee to serve as collateral trustee, under the Loan Documents and agreed to be bound by the Loan Documents as a Secured party thereunder, subject to the limitations set forth in this paragraph.

9.16 No Fiduciary Duty. Each Agent, each Arranger and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals, and not as the agents or fiduciaries of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

9.17 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.18 Intercreditor Agreements. The Administrative Agent and the Collateral Trustee are authorized and directed to, to the extent required or permitted by the terms of the Loan Documents, (x) enter into (i) any Security Document, (ii) the Collateral Trust Agreement, (iii) any other Senior Pari Passu Intercreditor Agreement, (iv) any Senior/Junior Intercreditor Agreement or (v) any other intercreditor, subordination or collateral trust agreement, in each case, contemplated hereunder (including, without limitation, any Intercreditor Agreement or other intercreditor, subordination or collateral trust agreement contemplated by Section 6.1) (each, an “Additional Agreement”) and (y) make or consent to any filings or take any other actions (including directing the Collateral Trustee under the Collateral Trust Agreement) in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Section 6.1, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any Additional Agreement contemplated hereunder, any Security Document, and any consent, filing or other action will be binding upon them. Each of the Lenders (including in its capacities as a Qualified Counterparty) and each of the Secured Parties (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Additional Agreement contemplated hereunder (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Trustee to enter into any Additional Agreement contemplated hereunder or Security Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Section 6.1, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The Secured Parties agree that in the event of a conflict between the Loan Documents (other than any Additional Agreement) and the Additional Agreement, the Additional Agreement shall control. References in any Loan Document relating to the delivery of collateral to or collateral held by the Administrative Agent (or references of similar effect), shall as applicable be deemed to be references to the Collateral Trustee or such other Person designated by the Administrative Agent to hold the Liens securing the Obligations pursuant to any Additional Agreement, as applicable.

9.19 Conflicts. Except as set forth in Section 9.18 above, in the event of any conflict between the terms of this Agreement and the terms of any other Loan Document, the terms of this Agreement shall control.

9.20 Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, in respect of documents to be signed by entities established within the European Union, the Electronic Signature qualifies as a “qualified electronic signature” within the meaning of the Regulation (EU) n°910/2014 of the European parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transaction in the internal market as amended from time to time and provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

9.21 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER: T-MOBILE USA, INC.

/s/ J. Braxton Carter
Name: J. Braxton Carter
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Bridge Credit Agreement]

ADMINISTRATIVE AGENT: GOLDMAN SACHS BANK USA

/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Bridge Credit Agreement]

LENDERS: BARCLAYS BANK PLC

/s/ Martin Corrigan
Name: Martin Corrigan
Title: Vice President

[Signature Page to Bridge Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

/s/ D. Andrew Maletta
Name: Andrew Maletta
Title: Authorized Signatory

[Signature Page to Bridge Credit Agreement]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

/s/ Michael Strobel
Name: Michael Strobel
Title: Vice President

/s/ Alicia Schug
Name: Alicia Schug
Title: Vice President

[Signature Page to Bridge Credit Agreement]

GOLDMAN SACHS BANK USA

/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Bridge Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.

/s/ Andrew Earls
Name: Andrew Earls
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A.

/s/ Andrew Earls
Name: Andrew Earls
Title: Authorized Signatory

[Signature Page to Bridge Credit Agreement]

ROYAL BANK OF CANADA

/s/ Kevin Quan
Name: Kevin Quan
Title: Authorized Signatory

[Signature Page to Bridge Credit Agreement]

BNP PARIBAS

/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

/s/ Nicole Rodriguez
Name: Nicole Rodriguez
Title: Director

[Signature Page to Bridge Credit Agreement]

COMMERZBANK AG, NEW YORK BRANCH

/s/ Mathew Ward
Name: Mathew Ward
Title: Director

/s/ Robert Sullivan
Name: Robert Sullivan
Title: Vice President

[Signature Page to Bridge Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

/s/ Gordon Yip
Name: Gordon Yip
Title: Director

/s/ Rose Mary Perez
Name: Rose Mary Perez
Title: Director

[Signature Page to Bridge Credit Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

/s/ Brian MacFarlane
Name: Brian MacFarlane
Title: Authorized Signatory

[Signature Page to Bridge Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ Monica Trautwein
Name: Monica Trautwein
Title: Director

[Signature Page to Bridge Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH

/s/ Pablo Urgoiti
Name: Pablo Urgoiti
Title: Managing Director

/s/ Rita Walz-Cuccioli
Name: Rita Walz-Cuccioli
Title: Executive Director

[Signature Page to Bridge Credit Agreement]

SOCIETE GENERALE

/s/ Jonathan Logan
Name: Jonathan Logan
Title: Director

[Signature Page to Bridge Credit Agreement]

TRUIST BANK

/s/ Mark Kelley
Name: Mark Kelley
Title: Managing Director

[Signature Page to Bridge Credit Agreement]

NATIONAL WESTMINSTER BANK PLC

/s/ Richard Bradbury
Name: Richard Bradbury
Title: Director

[Signature Page to Bridge Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

/s/ Daniel Damon
Name: Daniel Damon
Title: Managing Director

[Signature Page to Bridge Credit Agreement]